Exhibit 10.24

SPECIFIC TERMS IN THIS EXHIBIT HAVE BEEN REDACTED BECAUSE SUCH TERMS ARE BOTH NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED. THESE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT WITH THREE ASTERISKS [***].

AGREEMENT OF LEASE

BETWEEN

DUNDEE INDUSTRIAL TWOFER (GP) INC.

AND

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

FOR LEASED PREMISES LOCATED AT

Units B, E, F-H, 7504 – 30th Street SE

Calgary, Alberta

AGREEMENT OF LEASE

BASIC TERMS

1.	LANDLORD:	Dundee Industrial Twofer (GP) Inc., by its manager, Dundee Realty Management Corp., having a place of business at 734 – 7th Avenue S.W., Suite 400, Calgary, AB T2P 3P8

2.	TENANT:	Dirtt Environmental Solutions Ltd. 7303 – 30th Street SE Calgary, Alberta T2C 1N6

3.	INDEMNIFIER:	Intentionally deleted

4.	LEASED PREMISES:

Units B, E, F-H in the Building located at 7504 – 30th Street SE, Calgary, Alberta T2C 1N6

Leasable Area: approximately [***] square feet, subject to adjustment in accordance with the provisions of section 4.3, as shown on Schedule “A” attached and comprised of the following:

(a) Unit B contains approximately [***] square feet of Leasable Area;

(b) Unit E contains approximately [***] square feet of Leasable Area; and

(c) Units F-H contains approximately [***] square feet of Leasable Area.

5.	CONDITION OF LEASED PREMISES:	The Tenant shall accept the Leased Premises “as is, where is” in their state and condition existing at the Commencement Date.

6.	TERM:	Five (5) years beginning on April 1, 2015 (the “Commencement Date”) and ending on March 31, 2020 unless sooner terminated in the manner set forth in the Lease.

-END OF TEXT ON THIS PAGE-

i

7.	BASE RENT:	The Base Rent shall be paid monthly in advance by the Tenant on the Commencement Date and thereafter on the first day of each month and computed at the rate of:

Lease Years	Annual Rate (per square foot of Leasable Area of the Premises) *	Annual Amount (plus GST)	Monthly Amount (plus GST)
April 1, 2015 to and Including March 31, 2017	$[***]	$[***]	$[***]

April 1, 2017 to and Including March 31, 2019	$[***]	$[***]	$[***]

April 1, 2019 to and Including March 31, 2020	$[***]	$[***]	$[***]

8.	ADDITIONAL RENT:

For the calendar year 2013, Additional Rent is estimated at $[***] per square foot of the Leasable Area of the Leased Premises, which amount excludes electricity, gas and waste removal/recycling, wherein the Tenant shall be required to pay for such to the respective service provider(s) directly.

9.	RENT PAYMENTS:

The Tenant agrees to make payments of all Rent payable pursuant to this Lease by way of pre-authorized debit from the Tenant’s bank account and to execute and deliver, concurrently with this Lease, such documentation, Including that attached hereto as Schedule “D”, as may be required by the Landlord and its bank in order to effect payment of such Rent by automatic debit.

10.	PRE-PAID RENT AND DEPOSIT:

a) Pre-Paid Rent: n/a

which equals payment of Rent for the months of n/a

b) Deposit: $35,000.00 to be held by the Landlord, without liability for interest, as security for the performance by the Tenant of its obligations set out in the Lease.

11.	USE:

The Premises may not be used for any purpose other than for manufacturing, warehousing and distribution of office furniture and shall be operated continuously throughout the Term by Tenant under the operating name of “Dirtt Environmental Solutions Ltd.”. Notwithstanding the above, Tenant acknowledges the permitted use as set out herein is compatible with the existing zoning regulations which Tenant has Investigated.

12.	INSURANCE AMOUNTS:	a) General liability: $5,000,000.00 b) Tenants’ legal liability: As set forth in Section 4.9(e)

		c) Environmental Liability Insurance:	To be determined by Landlord (if applicable)

13.	SIGN FEE:	N/A

14.	OTHER SECURITY:	N/A

15.	BROKER:	N/A

16.	PARKING:	N/A

SPECIAL PROVISIONS:

17.1	Tenant’s Work

Prior to commencement of any Tenant leasehold improvements, Tenant shall submit all plans, drawings, and specifications to the Landlord for approval.

Tenant shall pay the cost of the design, co-ordination and construction of all leasehold improvements (and any special requirements beyond those existing in the Leased Premises) all in accordance with the provisions of the Lease.

Tenant shall reimburse Landlord for any fees payable by Landlord to Landlord’s architect, engineers and consultants for examination of Tenant’s plans and specifications and for inspection of Tenant’s Work.

All improvements completed by the Tenant shall comply with all applicable building codes.

17.2	Construction Management Fee

At Tenant’s request and on its behalf, any work in respect of the Leased Premises to be completed by Landlord, including the construction of Tenant’s Leasehold Improvements and the fixturing of the Leased Premises, Tenant shall pay to Landlord a construction management fee, of 10% of the full contract price, to a maximum of $100,000.00 and 5% of the full contract price, on any amount over and above $100,000.00, excluding the cost of drapery, free-standing furniture, trade fixtures and equipment not in any way affixed or connected to the Leased Premises or to any utility systems. Such fee is entirely separate from any amounts charged by the contractor and is to compensate Landlord for Landlord’s staff time and associated costs to approve plans, to supervise to ensure compliance with approved plans, to attend at site meetings, if necessary, and to provide security and hoisting.

17.3	Option to Extend: So long as:

a)	the Lease has been executed and delivered by Tenant in form acceptable to Landlord;

b)	Tenant is not and has not been in default under the Lease;

c)	the Lease has not previously been terminated;

d)	no Transfer affecting Tenant, the Premises or the Lease has occurred;

e)	Tenant is itself occupying the entire Premises;

f)	No prior rights of existing tenants in the Building exist; and

g)	Tenant gives to Landlord written notice of its intention to extend the Term of the Lease not more than twelve (12) months nor less than nine (9) months prior to the expiry of the Term.

Tenant shall have the right to extend the Term of the Lease for a further 5 years upon the same terms and conditions as contained in the Lease except as otherwise expressly provided therein and except that there shall be no further right of extension or renewal, no rent concessions, no Landlord’s Work required, no fixturing period and no tenant allowance or any other amount payable by Landlord to Tenant, the rates for any storage space and/or parking spaces used by Tenant shall be the Landlord’s then applicable rates and annual Basic Rent shall be equal to:

(i)

the fair market annual Basic Rent for the Premises as agreed upon by the parties having regard to the finished condition of the Premises at the time of extension and having regard to then applicable basic rental levels for similar premises for a similar term in the Building. The parties shall make all reasonable efforts to reach agreement as to the fair market annual Basic Rent for the extension term not less than three months prior to the commencement of the extension term, and failing such agreement, fair market annual Basic Rent for the extension term shall be fixed by an independent real estate appraiser appointed by Landlord and approved by Tenant acting reasonably.

If Landlord so elects, Tenant shall execute Landlord’s then current form of lease amending agreement or lease, as determined by Landlord, to give effect to such extension of the Term.

17.4	The Lease shall be amended by adding the following to “Rules and Regulation” Schedule E-1 and E6:

a)	Schedule E-1: “Notwithstanding the above, subject to Landlord approval, Tenant shall be permitted the placement of waste and garbage refuse containers on the parking areas surrounding the Building.”

b)

Schedule E-6: “Landlord and Tenant acknowledge the existing transmitting antennae and satellite dishes currently located on the roof of the Building (used for wireless communications between Tenant’s manufacturing and office facilities), should be removed and restored at the expiry of the Lease Term at Tenant’s cost.”

17.5	Termination of Prior Lease

The parties acknowledge that Tenant occupied the Leased Premises prior to the Commencement Date under a lease dated October 5, 2009 (the “Prior Lease”). The parties agree that the Prior Lease shall terminate and be of no further force or effect on the date (the “Termination Date”) which is the day before the Commencement Date, except that Tenant shall remain liable for the payment of rents and other amounts accruing due thereunder and for the performance of its covenants thereunder up to and including the Termination Date. Any breach of the Prior Lease by Tenant which has not been cured shall, after the Termination Date, be enforceable by Landlord in accordance with all applicable provisions of the Prior Lease. Tenant hereby represents and warrants that it has the full power and authority to surrender the Prior Lease and that it has not done any act whereby any part of its right, title and interest as tenant under the Prior Lease, in the Leased Premises demised by the Prior Lease, and the unexpired residue of the said term is, has been or may be in any way assigned, transferred, charged, encumbered or otherwise disposed of in whole or in part.

v

TABLE OF CONTENTS

Page
ARTICLE 1		- 1 -

DEFINITIONS		- 1 -
ARTICLE 2		- 6 -

GRANT		- 6 -

2.1	The Leased Premises	- 6 -
2.2	Use of Common Elements	- 7 -
2.3	Quiet Enjoyment	- 7 -
2.4	Basic Terms	- 7 -
ARTICLE 3		- 7 -

CONDITION OF THE LEASED PREMISES		- 7 -

3.1	Condition of the Leased Premises	- 7 -
3.2	Construction Delays	- 7 -
ARTICLE 4		- 7 -

TENANT’S COVENANTS		- 7 -

4.1	Base Rent	- 7 -
	a) Realty Taxes, Capital Tax and Business Taxes	- 8 -
	(i) Realty Taxes	- 8 -
	(ii) Capital Tax	- 8 -
	b) Operating Costs and Utilities	- 9 -
	c) Management Fee	- 9 -
	d) Payment of Additional Rent	- 9 -
4.3	Area Determination	- 10 -
4.4	Payment of Rent and Overdue Rent	- 10 -
4.5	Pre-Paid Rent and Deposit	- 11 -
4.6	Use	- 11 -
4.7	Conduct of Business	- 11 -
4.8	Observance of Law	- 12 -
4.9	Tenant’s Insurance	- 12 -
4.10	Release	- 13 -
4.11	Indemnity	- 13 -
4.12	Maintenance of the Leased Premises	- 14 -
4.13	Alterations	- 14 -
4.14	Indemnity	- 15 -
4.15	Removal of Alterations and Restoration of Leased Premises	- 15 -
4.16	Signs and Advertising	- 15 -
ARTICLE 5		- 16 -

LANDLORD’S COVENANTS		- 16 -

5.1	Realty Taxes	- 16 -
5.2	Landlord’s Insurance	- 16 -
5.3	Maintenance and Repairs	- 17 -
5.4	Control of the Building by the Landlord	- 17 -
5.5	Relocation	- 17 -
5.6	Landlord’s Right of Entry	- 18 -

i

ARTICLE 6		- 19 -

DAMAGE AND DESTRUCTION AND EXPROPRIATION		- 19 -

6.1	Damage and Destruction	- 19 -
6.2	Expropriation	- 20 -
ARTICLE 7		- 20 -

TRANSFERS BY TENANT AND SALE AND FINANCING BY THE LANDLORD		- 20 -

7.1	Consent to Transfer	- 20 -
7.2	Transfer Conditions	- 21 -
7.3	Additional Terms Respecting Transfers	- 22 -
7.4	Sale by the Landlord	- 22 -
7.5	Subordination and Attornment	- 22 -
7.6	Status Statement	- 23 -
ARTICLE 8		- 23 -

DEFAULT		- 23 -

8.1	Right to Re-enter	- 23 -
8.2	Landlord May Cure the Tenant’s Default	- 24 -
8.3	Application of Money	- 24 -
8.4	Remedies Generally	- 24 -
8.5	Distress for Rent in Arrears	- 24 -
ARTICLE 9		- 25 -

ENVIRONMENTAL MATTERS		- 25 -

9.1	Definitions	- 25 -
9.2	Covenants	- 25 -
	a) Compliance with Environmental Laws	- 25 -
	b) Inspection	- 25 -
	c) Use of Hazardous Substances	- 26 -
	d) Notice to the Landlord	- 26 -
	e) Removal of Hazardous Substances	- 26 -
	f) List of Hazardous Substances	- 26 -
	g) Audit Report	- 26 -
ARTICLE 10		- 27 -

GENERAL PROVISIONS		- 27 -

10.1	Net Lease	- 27 -
10.2	Landlord and Representatives to Act Reasonably and in Good Faith	- 27 -
10.3	Entire Agreement and General Interpretation	- 27 -
10.5	Overholding	- 28 -
10.6	Successors	- 28 -
10.8	Notices	- 29 -
10.9	Registration	- 29 -
10.10	Secured Claims	- 29 -
10.11	Rules and Regulations	- 30 -
10.12	Indemnifier	- 30 -
10.13	Force Majeure	- 30 -
10.14	Acceptance of Lease	- 30 -
10.15	Broker	- 30 -

ii

10.16	Limited Recourse	- 30 -
10.17	Parking	- 30 -
10.18	Confidentiality	- 31 -

LIST OF SCHEDULES

SCHEDULE “A” – PLAN OF LEASED PREMISES

SCHEDULE “B” – DESCRIPTION OF LANDS

SCHEDULE “C” – LANDLORD’S WORK

SCHEDULE “D” – PRE-AUTHORIZED DEBIT (PAD) ENROLLMENT FORM

SCHEDULE “E” – RULES AND REGULATIONS

SCHEDULE “F” – TENANT’S LIST OF HAZARDOUS SUBSTANCES

SCHEDULE “G” – TENANT’S LEASEHOLD IMPROVEMENTS

iii

THIS LEASE is dated the 5th day of November 2013 and is made between

DUNDEE INDUSTRIAL TWOFER (GP) INC.

(the “Landlord”)

-and-

DIRTT ENVIRONMENTAL SOLUTIONS LTD.

(the “Tenant”)

ARTICLE 1

DEFINITIONS

1.1

“Additional Rent”: means the aggregate of (i) the Tenant’s Proportionate Share of Realty Taxes, Operating Costs, Capital Tax and Business Taxes (if applicable), (ii) Utilities Charges (if applicable), (iii) the Management Fee, and (iv) any other money payable by the Tenant under this Lease other than Base Rent.

1.2

“Alterations”: means any repairs, alterations, replacements, decorations, or leasehold improvements to the Leased Premises. For greater certainty, the Tenant’s trade fixtures shall not be considered as Alterations.

1.3	“Base Rent”: means the amount described in Paragraph #7 of the Basic Terms.

1.4	“Basic Terms”: means the terms stipulated on pages i to v of the present Lease.

1.5

“Building”: means the property municipally described in Paragraph #4 of the Basic Terms, including the Lands, the structures, and all leasable premises located therein on them from time to time, and the Common Elements.

1.6

“Business Taxes”: means taxes imposed upon the Tenant or upon the business, activities, use, occupancy, improvements, equipment, facilities in any part of the Leased Premises of the Tenant or its subtenants or licensees, and any substitute taxes and other charges whether imposed against the Landlord or the Tenant (this paragraph does not apply in Ontario).

1.7

“Capital Tax” means the tax on capital or the Federal tax on large corporations or any other similar tax, calculated on the basis of a fully functional and entirely rented Property. if the taxation authorities assess the Capital Tax only in connection with the Property, the Landlord will charge the Tenant the amount of Capital Tax so assessed on the Property. However, if the taxation authorities do not assess the Capital Tax only in connection with the Property, then the Capital Tax payable by the Tenant to the Landlord is the amount calculated by multiplying at the end of each occupancy period: the higher of (i) the fair market value of the Property (which shall include, for the purposes of this definition, any equipment used in relation to the Property) as determined by the Landlord, (ii) the municipal valuation of the Property used for municipal tax purposes and (iii) the aggregate cost of acquisition, development, expansion and improvements (not taking into account any depreciation) to the Landlord of the Property; and by the applicable Capital Tax rate imposed from time to time by the tax authorities having jurisdiction. If the rate or basis of calculation of Capital Tax, as currently defined by the governments, changes then the Landlord may adjust the rate or basis of such calculation to reasonably reflect such change.

1.8	“Commencement Date”: means the date referred to in Paragraph #6 of the Basic Terms.

1.9

“Common Elements”: means the structural elements and the areas, facilities, utilities, improvements, equipment, fixtures and installations that are: (a) in the Building, from time to time, and are not designated or intended to be leased to tenants of the Building, (b) in leasable premises that and are provided for the benefit of the tenants of the Building and their employees, customers and other invitees, in common with others, or (c) designated from time to time as Common Elements by the Landlord, including the HVAC System and any areas, facilities, utilities, improvements, equipment, fixtures and installations on the Lands outside the Building that serve the Building.

1.10	“Deposit”: means the sum of money set out in Paragraph #10(b) of the Basic Terms;

1.11	“Event of Default”: means whenever:

a)	any Rent is not paid when due and the non-payment continues for five (5) days after written notice from the Landlord to the Tenant;

b)

any of the Tenant’s obligations under this Lease is breached (other than a breach specified in paragraph c), and : (i) the breach is not remedied within ten (10) days after written notice from the Landlord to the Tenant specifying particulars of the breach, or (ii) if ten (10) days is not a reasonable time to remedy the breach, the Tenant has not commenced diligently to remedy the breach within ten (10) days after the written notice or is not proceeding diligently to remedy the breach within a reasonable time; or

c)	any of the following events occurs:

(i) the Tenant or a Person carrying on business in any part of the Leased Premises, or an Indemnlfier becomes bankrupt or insolvent or avails itself of the benefit of any statute respecting insolvency or bankruptcy or makes any proposal, assignment or arrangement with its creditors; (ii) a receiver or manager is appointed for all or any part of the property of the Tenant or of another Person carrying on business in the Leased Premises, or of an Indemnlfier or any of the Tenant’s assets are taken or seized under a writ of execution, assignment, charge or other security instrument; (iii) steps are taken for the dissolution, winding up or other termination of the Tenant’s or the Indemnifler’s existence or for the liquidation of their respective assets; (iv) the Tenant or the Indemnlfier makes or attempts to make a bulk sale of assets regardless of where they are situated; (v) the Tenant abandons or attempts to abandon the Leased Premises; or (vi) the Tenant effects or attempts a Transfer that is not permitted under this Lease.

1.12	“Force Majeure”: means a strike, labor trouble, inability to get materials or services, power failure, restrictive governmental laws or regulations, riots,

insurrection, sabotage, rebellion, war, act of God or any other similar reason, that is not the fault of the party asserting it. Force Majeure does not include inability to obtain funds.

1.13

“GST/HST”: means the goods and services tax (“GST”), and the harmonized sales tax (“HST”) and any other similar tax which may be implemented during the Term, imposed by any fiscal authority and that the Landlord must collect or may be called upon to collect from the Tenant relating to the Lease, or any other amount due to the Landlord or for the benefit of the Landlord under the Lease or relating to any goods, services or supplies which the Landlord may furnish to the Tenant under the terms of the Lease or otherwise.

1.14	“HVAC System”: means the heating, ventilating and air-conditioning facilities, if any, serving the Leased Premises.

1.15

“Hazardous Substance” means any substance or material whose Release, transport, use, storage, or handling is regulated or prohibited by any Governmental Authority under any Environmental Laws, including, without limiting the generality of the foregoing, any contaminant, pollutant, deleterious substance, inflammable liquid, chemical, explosive material or material which may impair life or health, any petroleum or other hydrocarbon and any derivative or by-product thereof, any dangerous substance or goods, asbestos, any gaseous, solid or liquid waste, any special waste, toxic or hazardous substance or chemical, any hazardous waste, material or substance, either in fact or as defined in or pursuant to any Environmental Laws;

1.16	“Indemnifier”: means the Person, if any, who has executed or agreed to execute an indemnity agreement in favour of the Landlord.

1.17	“Landlord’s Work”: means the work described in Schedule “C” of the Lease.

1.18	“Lands”: means the lands described in Schedule “B”, as they may be expanded, reduced or altered from time to time.

1.19

“Leasable Area”: means the area of the Leased Premises expressed in square feet measured from (a) the exterior face of exterior walls, doors, and windows; (b) the exterior face of interior walls, doors, and windows, separating the Leased Premises from Common Elements, if any; (c) the center line of interior partition walls separating the Leased Premises from adjoining leasable premises, all as determined by the Landlord’s consultant. Leasable Area of the Leased Premises includes interior space even if it is occupied by projections, structures or columns (which may even be Common Elements). Second story office or mezzanine area of the Leased Premises will be added to the Leasable Area of the Leased Premises. Leasable Area will include a proportionate share designated by the Landlord of the area of electrical/utility closets/rooms in the Building. The Leasable Area of the Building will be equal to the aggregate of the Leasable Area of all leasable premises in the Building, calculated on the foregoing basis. The Leasable Area of the Park will be equal to the aggregate of the Leasable Area of all buildings in the Park, calculated on the foregoing basis.

1.20

“Leased Premises”: means those premises in the Building which are described and identified in Paragraph #4 of the Basic Terms Sheet attached to this Lease and as more specifically shown in Schedule “A” hereto.

1.21

“Lease Year”: means a period of twelve (12) consecutive calendar months commencing on the first day of January and ending on the last day of December. The first Lease Year will commence on the Commencement Date and last Lease Year will expire on the last day of the Term or any extension thereof.

1.22

“Management Fee”: means an amount equal to four percent (4%) of the aggregate of (i) Base Rent and (ii) the Tenant’s Proportionate Share of Operating Costs, Realty Taxes and Capital Tax payable by the Tenant for each Lease Year.

1.23	“Mortgagee”: means a creditor that holds all or part of the Building or the Lands as security, but a creditor, chargee or security holder of a tenant is not a Mortgagee.

1.24

“Operating Costs”: means any and all costs, charges, impositions, expenses and outlays incurred by or on behalf of the Landlord or allocated by the Landlord, acting reasonably, in connection with the ownership, operation, maintenance, repair, replacement, insuring, management or administration of (i) the Lands and Building or, at the Landlord’s option, (ii) the Park and, by way of example only, and without limiting the generality of the foregoing, shall include all costs, charges and expenses incurred or allocated by the Landlord, acting reasonably, with respect to the following:

a) security personnel and systems; b) electricity, fuel, (other than where these utilities are separately metered and consumed by tenants), water (including sewer rental) and other utilities and taxes; c) all premiums and deductibles relating to liability, property, boiler or pressure vessel and machinery, loss of rental, environmental and such other forms of insurance as the Landlord may from time to time maintain with respect to either (i) the Lands and Building or (ii) the Park; d) cleaning, supervising, maintaining, operating and repairing either (i) the Lands and Building or (ii) any land or building within the Park and making replacements therein; e) roof repairs and maintenance of a non-structural nature; f) supplies necessary for the operation of the Building; g) an amount determined by the Landlord, acting reasonably, to be included in a reserve fund established towards the replacement of any part of the Building or building systems or any part of any building or building systems located within the Park; h) cleaning exterior curtain walls; maintaining and painting the exterior surface of garage doors and back exit doors as well as repairing and maintaining the staircases and access ladders giving access to back exit doors and roof; i) cleaning and maintaining the grounds (including snow removal and landscaping); j) any service contracts with independent contractors for maintenance, repairs, replacement and security operations. Without limiting the generality of the foregoing, such contracts shall include those taken out for HVAC systems and life safety systems; k) audit, accounting, legal and other professional and consulting fees and disbursements incurred; I) water and business taxes (except as charged to tenants), licenses and fees; and m) salaries, wages and benefits, uniforms, cost of vehicles’ leases and operation and communication devices for all personnel (whether on or off-site and whether employed by the Landlord or a management company) engaged in the operation, management, maintenance and repair and accounting services provided in respect of the Lands and Building or, at the Landlord’s option, the Park.

Operating Costs will be calculated as if the Building were fully leased and occupied and will not include, or there will be deducted from Operating Costs: (i) net proceeds of insurances received by the Landlord from its insurers, to the extent that the proceeds relate to costs previously included in Operating Costs; (ii) tenant improvements, tenant allowances and leasing commissions; (iii) income taxes (Business Taxes and Capital Taxes are not considered as income taxes); (iv) interest on and capital retirement of debt; (v) ground rentals; (vi) expenses relating to the correction of initial construction defects or deficiencies or initial equipment modification or adjustments; (vii) any costs resulting from any breach of the Landlord’s covenants under this Lease; and (viii) costs of remedying any non-compliance with laws in connection with the original construction of the Building.

1.25

“Park”: means a group of buildings that may be located solely on the Lands or on the Lands and additional parcels of land as determined from time to time by the Landlord acting reasonably, within which the Building Is located.

1.26	“Person”: means any person, firm, partnership, corporation or other legal entity, Including any combination of them.

1.27	“Pre-Paid Rent” means the sum of money set out in Paragraph #10(a) of the Basic Terms;

1.28	“Property” means the Lands and Building.

1.29

“Proportionate Share”: means: (a) with respect to a cost related to the Property a fraction which has as its numerator the Leasable Area of the Leased Premises and as its denominator the Leasable Area of the Building, or such portion or portions of the Leasable Area of the Building to which the Landlord, acting reasonably shall allocate such cost of which the Tenant is to pay its Proportionate Share; and (b) with respect to a cost related to the Park a fraction which has as its numerator the Leasable Area of the Leased Premises and as its denominator the Leasable Area of the Park or such portion or portions of the Leasable Area of the Park to which the Landlord, acting reasonably shall allocate such cost of which the Tenant is to pay its Proportionate Share.

1.30	“Public Corporation”: means a corporation whose shares are traded and listed on a recognized stock exchange In Canada or the United States.

1.31

“Realty Taxes”: means the total of: (a) all real property taxes or charges (including local improvements and commercial concentration taxes) from time to time imposed in respect of all or any part of the Building, Lands or Park by any taxing authority, and any other amounts that may be imposed instead of or in addition to them, whether against the Landlord or the Tenant and whether or not similar to the foregoing, and whether in existence at the Commencement Date or not, and whether or not within the contemplation of the parties and (b) all consulting, appraisal, legal and other costs reasonably incurred in attempting to minimize or reduce those amounts. Realty Taxes do not include corporate, income, profits or excess profits taxes assessed upon the income of the Landlord except those that may be imposed instead of or (so long as they are based on real property) in addition to the taxes and charges described above. Realty Taxes shall in every instance be calculated on the basis of the total Leasable Area of the Building being assessed as fully leased and operational.

1.32

“Released Person”: means the Landlord, the Landlord’s asset managers, the Building property manager, the freehold owner of the Park (if different from the Landlord), all Mortgagees, and each of their respective trustees, directors, officers, shareholders, employees (while in the ordinary course of their employment), agents and those for whom the Landlord and such others are in law responsible.

1.33	“Rent”: means the aggregate of Base Rent and Additional Rent.

1.34	“Secured Claim”: means a hypothec or other lien or claim, a fixed or floating charge, mortgage, security interest, debenture or other encumbrance, or a notice with respect to any of them.

1.35	“Stipulated Rate”: means one percent (1%) per month which equals an annual interest rate of twelve percent (12%), compounded monthly and not in advance.

1.36	“Supervision Fee”: means fifteen percent (15%) of the amounts to which the fee is applied.

1.37	“Term”: means the period of time as described in Paragraph #6 of the Basic Terms.

1.38

“Transfer”: means (a) an assignment, sale, conveyance, sublease, licensing or other disposition, a hypothec or a mortgage, charge or debenture (floating or otherwise) or other encumbrance of this Lease or any interest in it or of all or any part of the Leased Premises (whether by operation of law or otherwise), or of any interest in a partnership that is a Tenant under this Lease; (b) a parting with or sharing of possession of all or part of the Leased Premises; (c) a transfer or issue by sale, subscription, assignment, bequest, inheritance, operation of law or other disposition, of all or part of the shares of the Tenant or an “Affiliate” of the Tenant (as currently defined under the Canada Business Corporations Act) which results in a change in the effective voting control of the Tenant; or (d) a merger, amalgamation, or other similar corporate reorganization involving the Tenant. “Transferor” and “Transferee” have corresponding meanings.

1.39

“Utilities”: means the cost of water, fuel, power and any other utilities used in the Building allocated to the Leased Premises by the Landlord and the Landlord’s costs of determining the Utilities Charge including professional, engineering and consulting fees.

1.40

“Utilities Charges”: means the total, without duplication, of: (a) the Utilities, (b) the Landlord’s costs of procuring any Utility Supply contract, including but not limited to, the amount of any security deposits, interest thereon (at the Stipulated Rate), cost of providing letters of credit and any other similar costs; and (c) the Landlord’s costs of determining the Utilities Charge including professional, engineering and consulting fees, together with the Supervision Fee.

ARTICLE 2

GRANT

2.1	The Leased Premises

The Landlord leases to the Tenant, and the Tenant leases from the Landlord, the Leased Premises, to have and to hold for the Term, unless sooner terminated by the Landlord pursuant to the Lease.

2.2	Use of Common Elements

The Tenant has the non-exclusive and non-transferable right (except in accordance with Article 7) to use the Common Elements for the purposes for which they are intended, subject to this Lease.

2.3	Quiet Enjoyment

If the Tenant performs its obligations under this Lease, it may hold and use the Leased Premises without interference by the Landlord or any other person claiming through the Landlord subject to this Lease.

2.4	Basic Terms

The Basic Terms shall form an integral part of this Lease as though they were set forth herein in full.

ARTICLE 3

CONDITION OF THE LEASED PREMISES

3.1	Condition of the Leased Premises

The Tenant shall accept the Leased Premises in the condition described in Paragraph #5 of the Basic Terms. The Leased Premises (including all building systems) and Landlord’s Work, if any, will be conclusively deemed to be in good order and to the Tenant’s satisfaction, subject only to latent defects and to those deficiencies (if any) listed in writing in a notice delivered by the Tenant to the Landlord during the prepossession inspection to be carried out by the Landlord and the Tenant together on or before the date of Tenant taking possession.

All Alterations in and to the Leased Premises (other than the Landlord’s Work if any) shall be the responsibility of the Tenant and shall be performed at the Tenant’s sole cost and expense, the whole subject to the terms and conditions hereinafter set forth.

3.2	Construction Delays

The Tenant acknowledges that if there is a delay which results in any part of the Leased Premises or the Landlord’s Work not being completed on schedule, the Landlord will not be responsible for any expenses or losses incurred as a result of the delay, even if caused or contributed to by the acts, omissions or negligence of the Landlord.

ARTICLE 4

TENANT’S COVENANTS

4.1	Base Rent

The Tenant will pay to the Landlord, without demand, abatement or set-off, the Base Rent, calculated in accordance with Paragraph #7 of the Basic Terms, payable in advance in equal monthly installments, beginning on the Commencement Date and thereafter on the first day of every month of the Term.

4.2	Additional Rent

a)	Realty Taxes, Capital Tax and Business Taxes

(i)	Realty Taxes

The Tenant will pay its Proportionate Share of Realty Taxes as Additional Rent, in the manner set forth in this Lease. The Tenant shall not appeal Realty Taxes.

Whether or not there is a separate bill for Realty Taxes charged against the Leased Premises or a separate assessment, the Realty Taxes charged against the Leased Premises shall be determined by the Landlord acting reasonably, the cost of making such determination to be included in Realty Taxes. In making such determination the Landlord shall have the right, without limiting its right to do otherwise, to establish separate assessments for the Leased Premises and all other portions of the Property by using such criteria as the Landlord, acting reasonably, shall determine to be relevant including, without limitation:

1)

the then current established principles of assessment used by the relevant assessing authorities and on the same basis as the assessment actually obtained for the Property as a whole or the part thereof in which the Leased Premises are located;

2)	assessments of the Leased Premises and any other portions of the Property in previous periods of time;

3)	the Proportionate Share; and

4)

any act, religion or election of Tenant or any other occupant of the Property which results in an increase or decrease in the amount of Realty Taxes which would otherwise have been charged against the Property or any portion thereof.

The Tenant shall deliver to the Landlord forthwith upon the Tenant’s receiving the same copies of all assessment notices, tax bills, receipts and other documents received by Tenant relating to Realty Taxes on the Leased Premises or the Property.

The Landlord may contest any Realty Taxes and appeal any assessments related thereto and may withdraw any such contest or appeal or may agree with the relevant authorities on any settlement in respect thereof. The Tenant will co-operate with the Landlord in respect of any such contest and appeal and shall provide to the Landlord such information and execute such documents as the Landlord requests to give full effect to the foregoing. All costs of any such contest and appeal by the Landlord shall be included in Realty Taxes.

(ii)	Capital Tax

The Tenant will pay its Proportionate Share of Capital Tax as Additional Rent, in the manner set forth in this Lease.

(iii)	Business Taxes

The Tenant will also promptly pay all Business Taxes for the Leased Premises: (i) to the taxing authorities and, in such case, the Tenant will, on the Landlord’s request, promptly deliver to the Landlord receipts for payment of all its Business Taxes and any assessments or other information related to Business Taxes or (ii) at the Landlord’s option, to the Landlord or as the Landlord directs. If a separate bill is not issued by the relevant authority for Business Taxes for the Leased Premises, the Tenant will pay its Proportionate Share of Business Taxes for the Building and same shall then be considered as Additional Rent. (This paragraph does not apply in Ontario)

b)	Operating Costs and Utilities

The Tenant will pay to the Landlord its Proportionate Share of Operating Costs as Additional Rent, in the manner set forth in this Lease.

The Tenant will also pay directly to the suppliers, before delinquency, any Utilities separately metered to the Leased Premises which are billed directly to the Tenant by the supplier. The Tenant shall not enter into any arrangement with any independent Utility supplier without the prior written approval of the Landlord. The Landlord will have the right to approve such arrangements, acting reasonably, and the Tenant will provide to the Landlord a copy of all Utility supply contracts entered into by the Tenant. The Landlord has no liability or responsibility for providing a means of access to any Utility supplier but shall be free to exercise its own discretion in that regard in the best interests of the Building including the right to charge a fee for such access and to cover any costs incurred by the Landlord in connection therewith. The Tenant will keep current on all of its obligations to any independent Utility supplier with which it contracts directly for its own supply of any Utilities.

The Tenant will pay to the Landlord a Utilities Charge for the supply and the use of (i) any excess Utilities consumed in the Leased Premises and (ii) any Utilities if separate meters are not installed, or if the Landlord elects to supply any Utility used or consumed in the Leased Premises. The Landlord will determine the Utilities Charges on an equitable basis. The Tenant will pay the Utilities Charge to the Landlord as Additional Rent within ten (10) days after the delivery of a statement by the Landlord and same shall then be considered as Additional Rent.

c)	Management Fee

The Tenant will pay the Management Fee as Additional Rent, in the manner set forth in this Lease.

d)	Payment of Additional Rent

The Landlord shall estimate the amount of the Additional Rent payable by the Tenant at the commencement of each Lease Year, or fraction of a Lease Year within the Term. The Tenant shall pay to the Landlord the Additional Rent in equal monthly installments in advance throughout the period for which the estimate is made. The Landlord may periodically revise its estimates and notify the Tenant of the revised estimates, and the Tenant’s monthly payments will be adjusted accordingly.

Within 120 days after the end of a Lease Year and upon a reasonable period of time after the expiry of the Lease, the Landlord will provide to the Tenant a statement of the actual amounts payable by the Tenant, showing in reasonable detail the determination of the costs and the calculation of the Tenant’s payment (the “Statement”). Any amounts owing by the Tenant to the Landlord will be paid within thirty (30) days after the date of delivery of the Statement by the Landlord. Provided the Tenant is not in default under this Lease, any amounts owing by the Landlord to the Tenant will be credited to the Tenant’s account, without interest.

The Landlord shall, within ten (10) days of the Tenant’s request, provide reasonable access to the Tenant or the Tenant’s accountants or auditors to its books and records with respect to Operating Costs and Realty Taxes for examination by them, at the Tenant’s cost, at the Landlord’s office or offices where such records and books are kept. Notwithstanding the Tenant’s right to question, it shall continue to pay the Rent as and when due.

The Tenant shall not be entitled to dispute the accuracy of any statement provided by the Landlord in accordance with the foregoing or claim any reimbursement or adjustment in respect of Additional Rent owing for a Lease Year after the expiry of six (6) months from the date of receipt by the Tenant of the Landlord’s statement for such Lease Year.

4.3	Area Determination

The Landlord may from time to time, as it deems necessary, cause the Leasable Area of the Leased Premises, the Building, the Park or any part thereof to be recalculated or re-measured and the cost thereof shall be included in Operating Costs (except as otherwise provided in this section 4.3). If the initial certification of the Leasable Area of the Leased Premises does not occur until after the Commencement Date, then Rent will be adjusted retroactively as calculated by the Landlord. Thereafter, if any calculation or determination by the Landlord of the leasable area of any premises (including the Leased Premises) is disputed, it shall be calculated or determined by the Landlord’s consultant from time to time appointed for that purpose, whose certificate shall be conclusive and binding upon the parties hereto. The cost of such calculation or determination shall be included in Operating Costs; provided that if the Tenant disputed the Landlord’s calculation or determination and the calculation or determination by the Landlord’s consultant agrees with the Landlord’s calculation or determination within a two percent variance, the Tenant shall pay the full cost of such calculation or determination forthwith upon demand.

If any error shall be found in the Leasable Area of the Leased Premises or in the calculation of the Tenant’s Proportionate Share, Rent shall be adjusted for the Lease Year in which that error is discovered, if any, and thereafter but not for any prior period.

4.4	Payment of Rent and Overdue Rent

The Tenant agrees to make payments of all Rent payable pursuant this Lease in the manner described in Paragraph #9 of the Basic Terms. Rent is payable in Canadian funds without any deduction, abatement or set-off. Rent payable to the Landlord will be paid to the address set out in Paragraph #1 of the Basic Terms or at any other place which the Landlord designates in writing. Rent for any fractional month at the beginning or end of the Term will be pro-rated on a daily basis using a period of 365 days. If the Tenant defaults in paying Rent, the unpaid Rent bears interest at the Stipulated Rate from the due date to the actual date of payment. Interest as aforesaid shall be deemed to be Rent hereunder.

4.5	Pre-Paid Rent and Deposit

a)	The Landlord acknowledges receipt of the Pre-Paid rent from the Tenant.

b)

The Landlord acknowledges receipt of the Deposit from the Tenant. The Deposit shall be held by the Landlord in a non-interest bearing account as security for the Rent payable hereunder and for the faithful performance by the Tenant of each and every one of the covenants, conditions and agreements herein stipulated. The Deposit shall not be applicable by the Tenant to the payment of Rent or any other charges for which the Tenant may become liable under this Lease and the Deposit shall in no way relieve the Tenant from the faithful and punctual performance of all covenants and conditions herein contained. If at any time during this Lease any sum owing by the Tenant hereunder is not paid when due, the Landlord may appropriate and apply all or such part of the Deposit as is necessary to compensate the Landlord for the amount then owing by the Tenant, plus reasonable expenses incurred in connection therewith, and in such event the Tenant shall remit to the Landlord a sum sufficient to restore the Deposit to the original amount deposited within five (5) days of the Landlord’s written demand therefore, the whole without prejudice to such other rights, remedies and recourses as avail to the Landlord as a consequence of the Tenant’s default. Thirty (30) days following the expiry of this Lease or any renewal thereof, the said Deposit or the amount thereof then remaining unapplied shall be returned to the Tenant providing the Leased Premises have been vacated in the condition required by this Lease, and providing the Tenant shall have complied in all respects with all terms, covenants and conditions herein contained in this Lease including, without limitation, the obligation to pay for final adjustments of Additional Rent, if any. The Landlord may deliver the Deposit to any purchaser of the Landlord’s interest in the Building or any part thereof, and thereupon the Landlord will be discharged from any further liability with respect to the Deposit.

4.6	Use

The Tenant will operate its business in the Leased Premises only for the use set out in Paragraph #11 of the Basic Terms and for no other purpose. The Tenant shall satisfy itself that such use is permissible pursuant to all applicable zoning and other municipal laws and regulations. The Tenant shall also be solely responsible for obtaining its own occupancy permit.

4.7	Conduct of Business

In the conduct of the Tenant’s business, the Tenant will:

a)

not allow or cause any act to occur in or about the Building and the Lands which, in the Landlord’s opinion, hinders or interrupts the flow of vehicular and pedestrian traffic to, in and from the Building and the Lands or in any way obstructs the free movement of persons doing business in the Building or on the Lands;

b)	not create any obnoxious odours or improper noise and will not conduct its business in any way which would be detrimental to the quiet enjoyment of any other tenants of the Building or the Park;

c)

not allow or cause business to be solicited in any part of the Building or the Lands (other than the Leased Premises), nor display any merchandise outside the Leased Premises at any time, without prior written consent of the Landlord.

4.8	Observance of Law

The Tenant will promptly comply, at its expense, with all governmental requirements from time to time in effect relating to its ability to enter into and comply with this Lease or which pertain to the Leased Premises, the Tenant’s use of the Leased Premises, the conduct of business in the Leased Premises, or the doing of work in the Leased Premises. Without limiting the generality of the foregoing, the Tenant shall also comply, at its expense, with any federal, provincial or municipal laws, by-laws or regulations applicable to workers’ health and safety in the Leased Premises. The Tenant is not required, however, to remedy work done by the Landlord in contravention of any law. The Tenant will comply with any energy conservation measures required by the Landlord.

4.9	Tenant’s Insurance

Throughout the term of this Lease, the Tenant shall take out and keep in force:

a)

comprehensive general liability Insurance with respect to the business carried on in or from the Leased Premises and the use and occupancy thereof for bodily injury and death and damage to property of others in at least the amount described in Paragraph #12(a) of the Basic Terms for each occurrence or such greater amount as the Landlord may from time to time reasonably require;

b)

all risks (broad form) insurance, including flood and sewer back-up, earthquake (for those tenants leasing space in British Columbia), collapse and flood in respect to furniture, equipment, inventory and stock-in-trade, fixtures and leasehold improvements located within the Leased Premises, and such other property located in or forming part of the Leased Premises, including all mechanical or electrical systems (or portions thereof) installed by, or on behalf of the Tenant in the Leased Premises, the whole for the full replacement cost (without depreciation) in each such instance;

c)	if any boiler or pressure vessel is operated in the Leased Premises, boiler and pressure vessel insurance with respect thereto;

d)	business interruption insurance covering loss of earnings from all perils covered in policies obtained under paragraphs b) and c) above for an indemnity period of at least twelve (12) months;

e)

broad form tenant’s legal liability insurance for the replacement cost of the Leased Premises, including loss of their use for a minimum period of twelve (12) months, with limits of at least One Million Dollars ($1,000,000.00) per occurrence;

f)	environmental liability insurance, as the Landlord may from time to time reasonably require, of at least the amount described in Paragraph #12(c) of the Basic Terms;

g)	any other form of insurance, in such amounts and against such risks, as the Landlord, acting reasonably, or the Mortgagee may from time to time require.

Each policy of insurance will name, as insured, the Tenant and the Released Persons, each as their respective interests may appear. If there is a dispute as to the full replacement cost, the Landlord or its Mortgagee will determine it. The policies specified under subparagraphs b) and c) will contain the Mortgagee’s standard mortgage clause and may have reasonable deductibles. The policies (other than the Tenant’s liability policy) will contain a waiver of any subrogation rights which the Tenant’s insurers may have against the Released Persons and those for whom any of them is in law responsible, whether or not any loss or damage is caused or contributed to by the act, omission or negligence of any of them. All policies will (i) be non-contributing and apply only as primary and not excess to any other insurance available to any of the Released Persons; (ii) not be invalidated (in relation to the interests of any of the Released Persons) by reason of any breach of warranties, representations, declarations or conditions in the policies; and (iii) contain an undertaking by the insurers to notify the Landlord and each Mortgagee in writing not less than thirty (30) days before any material change, cancellation or termination.

Prior to taking possession of the Leased Premises and on every renewal date of the insurance policy, the Tenant will deliver certificates of insurance executed by the Tenant’s insurers. No review or approval of any insurance policy or certificate by the Landlord will in any way alter the Landlord rights under this Lease. In the event of loss or damage, the Tenant will provide the Landlord or the Mortgagee with copies of the Tenant’s insurance policies.

The Tenant will not allow anything to occur that results in (i) an increase in premiums for any insurance carried by the Landlord or (ii) the cancellation or threatened cancellation or a reduction of coverage under any of the Landlord’s insurance policies in respect of any part of the Building.

4.10	Release

Except to the extent of its proven gross negligence or willful misconduct, none of the Released Persons, is liable for any death or injury from any occurrence in, or relating to any part of the Building Lands or Park or for any damage to or loss of (or loss of use of) property of the Tenant or of others wherever located and however caused, including any failure in the supply of any services or Utilities, the existence of any Hazardous Substances or the exercise by the Landlord of any of its rights under this Lease.

4.11	Indemnity

Unless arising from the proven gross negligence or willful misconduct of that Released Person, the Tenant will indemnify the Released Persons and hold them harmless from and against all insured and uninsured losses, liabilities, damages, claims, demands, expenses and actions (including, without limitation, all claims for loss of life, personal injury, damage to property or any other loss, injury or claim excluding consequential loss or damage) arising from a default of any of the Tenant’s obligations under this Lease, or from any occurrence in or relating to the Leased Premises, the Property or the Park, or from the occupancy or use by the Tenant of all or any part of the Leased Premises, the Property or the Park, or occasioned wholly or in part by an act or omission of the Tenant or those for whom the Tenant is legally responsible or by anyone permitted to be on the Leased Premises, the Property or the Park by the Tenant, and against and from all reasonable costs, expenses and liabilities incurred in or arising or resulting from any such claim or action or proceeding brought thereon (such as, without limitation, legal fees and disbursements).

4.12	Maintenance of the Leased Premises

The Tenant will keep the Leased Premises and all the improvements, fixtures and equipment in the Leased Premises which are not part of the Common Elements in a good condition and state of repair, subject to reasonable wear and tear. The Landlord shall have the right at all reasonable times and upon prior reasonable notice, to examine the condition of the Leased Premises and notify the Tenant of deficiencies and the Tenant shall make good any deficiencies for which it is responsible within fifteen (15) days from the date of such notice.

The Tenant shall use the HVAC System in and for the exclusive use of the Leased Premises. The Tenant shall operate, at its expense, all portions of the HVAC System to the satisfaction of the Landlord. The Tenant will maintain the temperature in the Leased Premises at a reasonable standard of comfort for normal occupancy at all times.

The Landlord will be responsible for the maintenance, repair and replacement of HVAC units, the cost of which shall be included in the Operating Costs.

4.13	Alterations

The Tenant will not make any Alterations to the Leased Premises without the Landlord’s prior written approval, which will not be unreasonably withheld if: (i) the Alterations meet or exceed the then current standard for the Building; (ii) adequate plans and specifications are produced; and (iii) the Tenant has obtained all requisite governmental approvals. If the Landlord agrees to effect Alterations at the Tenant’s request, the Tenant will pay to the Landlord, on demand, all costs incurred by the Landlord in connection with the performance of such work and supervision of any Alterations, including architectural and engineering consultant’s fees, plus the Supervision Fee calculated on the cost of the Alterations on account of the Landlord’s overhead and administration costs. The Tenant shall ensure that the changes required by the Landlord to such plans and specifications are incorporated therein and the Tenant shall then resubmit them to the Landlord for approval. The Tenant shall pay, as Additional Rent, within thirty (30) days following the receipt of an invoice from the Landlord, all of the costs incurred by the Landlord for the analysis and approval of the plans and specifications as well as the Supervision Fee calculated on the cost of the Alterations.

All Alterations will be performed: (i) by competent workers whose labor union affiliations are compatible with others employed by the Landlord and its contractors; (ii) in a good and skillful manner; (iii) in accordance with the approved plans and specifications and the Landlord’s reasonable requirements and (iv) builders risk insurance covering all work against all risks of physical loss or damage.

The Landlord may require that any maintenance of or Alterations to the Leased Premises be performed by the Landlord at the Tenant’s cost if they affect: (i) the structure of the Leased Premises, (ii) the Common Elements; or (iii) any part of the Building outside the Leased Premises. The Tenant will pay to the Landlord, on demand, the Landlord’s costs of the maintenance or Alterations, including architectural and engineering consultants’ fees, plus the Supervision Fee.

If any part of the Building requires repairs, replacement or alteration because of anything done or omitted to be done by the Tenant or its officers, directors, agents, employees, contractors, invitees or licensees then the Tenant will pay to the Landlord, on demand, the Landlord’s cost of repairs, replacements or alterations, plus a Supervision Fee calculated on said costs.

The Tenant shall not be entitled to install upon the roof of the Building any equipment except as consented to in writing by the Landlord, which consent may be arbitrarily withheld, but if given shall be subject to whatever conditions the Landlord, In its sole discretion, deems necessary in the circumstances.

4.14	Indemnity

The Tenant covenants to indemnify the Landlord against and from all losses, costs, claims and demands in respect of any injury or damage caused by or resulting from any work under Article 4.13 of this Lease.

4.15	Removal of Alterations and Restoration of Leased Premises

All Alterations, which exclude the Tenant’s trade fixtures, are the property of the Landlord. The Tenant will not, unless authorized by the Landlord, remove any Alterations from the Leased Premises at any time prior to the expiry or earlier termination of this Lease. At that time, the Tenant will, at its own expense:

(i)

remove its trade fixtures from the Leased Premises, failing which they will, at the Landlord’s option, either be removed by the Landlord at the Tenant’s cost or become the property of the Landlord; and

(ii)

at the Landlord’s option to be exercised by reasonable prior written notice to such effect, remove all (or part, as designated by Landlord) Alterations, including all office and built out areas, regardless of the condition of the Leased Premises at the Commencement Date of the Term, failing which all Alterations will be removed by the Landlord at the Tenant’s cost subject to a Supervision Fee.

The Tenant will repair any damage caused to any part of the Building by such removal. Furthermore, the Tenant will replace any damaged ceiling tiles and burnt light bulbs, will make sure that the lighting system (including, without limitation, light bulbs, starters, ballasts and neon lights), electrical system (including, without limitation, the electrical panel) plumbing system (including, without limitation, all toilets and sinks) and overhead doors (to the extent provided for in Section 5.3 hereof) are in good working order and will leave the Leased Premises in a clean, broom swept condition and free of all rubbish. At the expiry or termination of this Lease, the Tenant will also deliver all keys and security cards for the Leased Premises to the Landlord.

4.16	Signs and Advertising

a)

The Tenant may at its expense, erect and maintain identification signage of a type and in a location specified in writing by the Landlord, subject to the Landlord’s prior written approval of such signage and compliance with all governmental authorities and the Landlord’s sign policy for the Building. Any such sign shall remain the property of the Tenant and shall be maintained by the Tenant at its sole cost and expense and the Tenant shall pay for the electricity consumed by such sign. If the electricity consumption for any of the Tenant’s signs is not separately metered, the Tenant shall pay, on demand, such portion of the cost of such electricity as is equitably apportioned to the Leased Premises by the Landlord. At the expiration or earlier termination of this Lease, the Tenant will remove any such sign from the Leased Premises at its expense and will promptly repair all damage caused by its installation or removal.

b)

If the Landlord, acting reasonably, objects to any sign, picture, advertisement, notice, lettering or decoration which may be affixed or displayed in any part of the interior of the Leased Premises and which is visible from the exterior thereof, the Tenant shall forthwith remove or replace same at the Tenant’s expense.

If a free-standing pylon sign exists on the Lands and there is available space, the Tenant may, at its cost and subject to the Landlord’s prior authorization and compliance by the Tenant with the requirements of all governmental authorities and the Landlord’s sign criteria for the Building, place a standard sign on such pylon in such location and of such reasonable size as specified in writing by the Landlord. The Tenant shall pay the monthly fee set out in Paragraph #14 of the Basic Terms towards the maintenance and operation of the pylon sign.

ARTICLE 5

LANDLORD’S COVENANTS

5.1	Realty Taxes

The Landlord will pay Realty Taxes subject to the obligation of the Tenant to pay its Proportionate Share thereof. However, the Landlord may defer payment of Realty Taxes, or defer compliance with laws in connection with the levying of Realty Taxes, to the extent legally permitted, if it diligently prosecutes a contest or appeal of the Realty Taxes.

5.2	Landlord’s Insurance

The Landlord will maintain: (a) all risks (broad form) insurance on the Building (excluding the foundations, excavations and any property of the Tenant or any other persons on the Leased Premises); (b) public liability and property damage insurance with respect to the Landlord’s operations in the Building; and (c) whatever other forms of insurance the Landlord or the Mortgagee reasonably consider advisable. The Landlord’s insurance will be in those reasonable amounts and with those reasonable deductibles that a prudent owner of a similar building would maintain, having regard to size, age and location. Notwithstanding the Landlord’s covenant contained in this Article 5.2 and notwithstanding any contribution by the Tenant to the cost of the Landlord’s insurance premiums as part of Operating Costs or otherwise, the Tenant agrees that (i) the Tenant is not relieved of any liability arising from or contributed to by its acts, fault, negligence or omissions; (ii) no insurable interest is conferred on the Tenant under any policies of insurance carried by the Landlord and (iii) the Tenant has no right to receive any proceeds of any such insurance policies carried by the Landlord.

5.3	Maintenance and Repairs

Subject to Article 6, the Landlord will maintain and repair the Common Elements as would a prudent owner of a similar industrial building, having regard to size, age and location, subject to the following exceptions: (a) any occurrence not covered by insurance required to be maintained by the Landlord under this Lease, or where the cost of repair exceeds the insurance proceeds actually received by the Landlord (not taking into account deductibles); (b) normal wear and tear, and (c) damage or injury caused by or to the extent contributed to by anything done or omitted to be done by or the negligence of the Tenant or those for whom it is legally responsible.

In the case of sub-paragraph (c) above, but subject to Article 6, the Landlord shall repair and the cost thereof plus the Supervision Fee shall be charged to the Tenant and shall be payable by the Tenant to the Landlord upon demand.

The Landlord shall maintain and repair the HVAC System serving the Leased Premises and the cost thereof shall be included in Operating Costs.

The Landlord shall maintain and repair all pedestrian and garage doors in the loading dock area and such costs shall be included in Operating Costs. Notwithstanding the foregoing, Landlord shall not be responsible for damages caused by the willful misconduct or negligence of the Tenant or those for whom it is responsible at law and the Tenant will remain responsible to maintain and repair opening and closing mechanisms (such as, by way of example, locks and automatic door openers and dock levelers).

5.4	Control of the Building by the Landlord

a)

The Landlord has at all time exclusive control of the Building and the Park and their management and operation. Without limiting the generality of the foregoing, the Landlord will have, among its other rights, the right to: (i) temporarily obstruct parts of the Building for necessary maintenance, repair or construction; (ii) employ managers for the operation, maintenance and control of the Building; (iii) construct other buildings, structures or improvements in the Building or the Park; (iv) diminish, expand, or alter the Building and the Common Elements; and (v) perform any act as, in the use of good business judgment, the Landlord determines to be advisable for the more efficient and proper operation of the Building and in such way as to minimize disruption of the Tenant’s enjoyment of the Leased Premises.

b)

Despite anything to the contrary in this Lease, the Landlord is not liable for and the Tenant will not be entitled to any compensation or Rent reduction as a result of the Landlord’s exercise of its rights under subparagraph a).

5.5	Relocation

At any time prior to the Commencement Date and from time to time prior to the expiration of the Lease, the Landlord may substitute for the Leased Premises other space (hereafter called “Substitute Premises”) located within the Building or the Park. Insofar as reasonably possible, the Substitute Premises shall be comparable and substantially similar to the Leased Premises as to square footage, configuration, celling height, loading docks and stage area (if applicable) and located within a reasonable distance from the Leased Premises and the following shall apply:

a)	Notice

The Landlord shall give the Tenant at least ninety (90) days prior written notice of its intention to relocate the Tenant to the Substitute Premises.

b)	Construction

The Landlord agrees to construct, at its own expense, the Substitute Premises as expeditiously as possible so that they are in substantially the same state that the Leased Premises were in immediately prior to the relocation. The Landlord shall have the right to reuse the fixtures, improvements, and Alterations used in the Leased Premises. The Tenant agrees to occupy the Substitute Premises after the Landlord’s work has been substantially completed.

c)	Moving Costs

The Landlord will reimburse the Tenant for: (i) the Tenant’s reasonable moving costs and the cost of installing permanent improvements (as distinguished from trade fixtures, equipment, furniture, furnishings and other personal property belonging to the Tenant) in the Substitute Premises, so that the permanent improvements therein are substantially the same as those in the Leased Premises; and (ii) the Tenant’s reasonable costs incurred in changing addresses on stationery, business cards and advertising, which shall be reimbursed to the Tenant by the Landlord upon presentation to the Landlord of paid bills for said incurred indirect costs.

d)	Lease obligations

Subject to paragraph (e) below, the Tenant agrees that all of the obligations of this Lease, including the payment of Rent, will continue despite the Tenant’s relocation to the Substitute Premises. Upon substantial completion of the Substitute Premises, this Lease will apply to the Substitute Premises as if it had been the space originally described in the Lease.

e)	Landlord’s duty of diligence

The Landlord shall use its commercially reasonable efforts to minimize any period when the Leased Premises shall be closed as a result of relocation.

f)	Landlord’s liability

Except as provided above, the Landlord shall not be liable or responsible in any way for damages or injuries suffered by the Tenant pursuant to a relocation in accordance with this provision including, but not limited to, loss of good-will, business, or profits.

5.6	Landlord’s Right of Entry

It is not a re-entry or a breach of quiet enjoyment if the Landlord enters the Leased Premises at reasonable times after reasonable written notice (but if the Landlord determines there is an emergency, no notice is required): (i) to examine the Leased Premises, including an examination to ensure that there are no Hazardous Substances present and there are appropriate safeguards in place to avoid the existence of any Hazardous Substances; (ii) to make permitted or required repairs, alterations, improvements or additions to the Leased Premises or the Building; or

(iii) to show them to prospective purchasers, tenants or Mortgagees, in each case (to the extent reasonably possible in the circumstances) without unreasonably interfering with the Tenant’s business operations in the Leased Premises. The Landlord may take material onto the Leased Premises for these purposes. Rent will not abate or be reduced while the repairs, alterations, improvements or additions are being made. During the 6 months prior to the expiry of the Term, the Landlord may place upon the Leased Premises “For Rent” notices of reasonable size and in reasonable locations.

ARTICLE 6

DAMAGE AND DESTRUCTION AND EXPROPRIATION

6.1	Damage and Destruction

The Landlord and the Tenant agree that, if during the Term, the Building or the Leased Premises are damaged or destroyed by fire, lightning or any other peril in connection with which the Landlord is insured in relation to the Building (hereinafter called “Damage”) and such Damage, in the opinion of the Landlord acting reasonably, renders the Leased Premises or the Building:

a)

so substantially and severely damaged that they cannot with reasonable diligence be repaired or rebuilt within 180 days after the happening of Damage, then this Lease shall at the Landlord’s or the Tenant’s option (such option shall be exercised within sixty (60) days of the date of Damage) cease and become ended and terminated as of the date of Damage and in the event of such termination as above mentioned, the Landlord may immediately on such termination re-enter and repossess the Leased Premises discharged from this Lease. In the event either the Landlord or the Tenant exercises the said option to terminate this Lease as hereinbefore set out in this Article, then notice of exercise of such option to be valid and effective, shall be accompanied by a certificate from an architect or engineer chosen by the Landlord, stating that the Leased Premises or the Building, cannot with reasonable diligence be repaired or rebuilt within 180 days of Damage;

b)

in the event that neither the Landlord nor the Tenant shall elect to terminate this Lease by reason of Damage, as set out in sub-paragraph a), or if the Building or the Leased Premises shall be reparable as aforesaid within 180 days from the happening of Damage, the Rent and all other sums payable by the Tenant to the Landlord under this Lease, shall abate by the same proportion as the area of the part of the Leased Premises rendered unfit for occupancy bears to the whole of the Leased Premises but only to the extent of the monies actually received by the Landlord from any company carrying rental income insurance on the Leased Premises and the Landlord covenants and agrees with the Tenant, if Damage is covered by the Landlord’s insurance, to forthwith proceed and carry on with all diligence, the completion of such repairs and replacements as shall be necessary to repair the Leased Premises up to the amount of proceeds received;

c)

provided further and notwithstanding what is hereinbefore set out in this Article, if the cost of making such repairs would be in excess of seventy per cent (70%) of the amount of the full replacement cost at the time of Damage of (i) the Leased Premises if only the Leased Premises are damaged by Damage or (ii) of the Building, then even if such Leased Premises or Building are reparable within 180 days after

Damage, the Landlord shall have the right to terminate this Lease upon sixty (60) days notice to the Tenant following the date of Damage and the Tenant shall have no claim against the Landlord as a result of the early termination. The Landlord’s notice shall be accompanied by a certificate of the Landlord’s duly qualified architect or engineer, certifying that in the opinion of such architect or engineer the cost of making repairs would be in excess of seventy per cent (70%) of the full replacement cost of the Leased Premises or the said Building at the date of Damage;

d)

Rent payable by the Tenant hereunder shall not be abated if the Damage is caused by any act or omission of the Tenant, its agents, contractors, employees or any other person entering upon the Leased Premises under the invitation of the Tenant;

e)

In the event of termination of the Lease in the aforementioned manner, all insurance benefits, other than those sums relating to the property of the Tenant to the extent that the latter has no debts towards the Landlord hereunder, shall be and shall remain the absolute property of the Landlord;

f)

Notwithstanding anything herein contained if any such damage or destruction results from the fault or negligence of the Tenant or a person or persons for whom the Tenant is in law responsible, without prejudice to any other rights or remedies of the Landlord, the Tenant shall be liable for all costs and damages and the damages may be repaired by the Landlord at the cost and expense of the Tenant.

6.2	Expropriation

If the Leased Premises, the Building or the Lands are expropriated by a governmental authority in a material or substantial manner, the Landlord shall have the right to terminate this Lease upon at least thirty (30) days notice to the Tenant, all Rent will abate as of the effective date of the notice, and the Tenant will have no claim against the Landlord as a result of the early termination of this Lease.

ARTICLE 7

TRANSFERS BY TENANT AND SALE AND FINANCING BY THE LANDLORD

7.1	Consent to Transfer

a)

The Tenant will not enter into a Transfer without the Landlord’s prior written consent. Notwithstanding any statute or common law, such consent may be withheld if there is an Event of Default; but otherwise consent will not be unreasonably withheld. The Landlord will be deemed to be reasonable in withholding its consent to any Transfer if, among other reasons:

(i)	The Transfer is, contrary to any covenants or restrictions granted by the Landlord to other tenants or occupants of the Building, or to the Mortgagee or any other parties;

(ii)

in the Landlord’s reasonable opinion: (1) the financial background, business history and capability of the Transferee is unsatisfactory; (2) the Transferee may not be able to pay the Rent in full when due and payable; or (3) the nature or character of the proposed business of the Transferee is such that it might harm the Landlord’s business or reputation or reflect unfavorably on the whole or any part of the Building, the Landlord, the other tenants of the Building or the image of any of them, or is unethical, immoral or illegal;

(iii)

the Transferee pays or gives to the Transferor money or other value that is reasonably attributable to the Alterations that are owned by the Landlord or that the Landlord has paid for in whole or in part;

(iv)	the Transfer is a mortgage, charge or debenture in respect of this Lease or the Leased Premises; or

(v)	the Landlord does not receive sufficient information from the Tenant or the Transferee to enable it reasonably to make a determination concerning the matters set out above.

This section does not apply to a Transfer that occurs on the death of the Transferor, or a Transfer described in paragraph (c) of the definition of “Transfer”, where the Tenant occupies all of the Leased Premises and is either (A) a Public Corporation, or (B) a subsidiary body corporate (as currently defined under the Canada Business Corporations Act) of a Public Corporation and the shares of the Public Corporation (and not of the Tenant) are transferred or issued. The Tenant will nevertheless notify the Landlord if any exempt Transfer takes place.

b)

If the Tenant Intends to effect a Transfer, then the Tenant will give prior written notice to the Landlord of such intent, specifying the proposed Transferee and providing additional information including, without limitation, a copy of any bona fide written offer with respect to the proposed Transfer which the Tenant is prepared to accept, subject to compliance with the provisions of this Lease and which must disclose any and all monetary payments or other consideration made or to be made by the proposed Transferees as consideration for such Transfer, and any other information concerning the financial or business status of the Transferee that the Landlord requires. The Landlord will, within ten (10) days after having received notice and all necessary information, notify the Tenant in writing either that it consents or does not consent to the Transfer.

c)

Notwithstanding anything to the contrary contained in section 7.1a) and provided no Event of Default exists, the Tenant shall have the right to effect a Transfer without the Landlord’s prior written consent to a holding or subsidiary body corporate or affiliate of the Tenant (as those terms are defined in the Canada Business Corporations Act) (a “Related Company”), provided: (i) the Landlord receives prior written notice of the Transfer; (ii) the Transferee remains a Related Company of the Tenant; and (iii) all of the provisions of sections 7.2 and 7.3 shall apply to such Transfer.

7.2	Transfer Conditions

The following conditions apply to Transfers and to consents given by the Landlord: (a) the Landlord’s consent is not a waiver of the requirements for consent for subsequent Transfers; (b) the Transferor will remain liable for the Tenant’s obligations and indemnify the Landlord against the Transferee’s failure to perform the Tenant’s obligations after the Transfer; (c) the Transferee will execute an agreement directly with the Landlord agreeing to be bound by this Lease as a Tenant; (d) the Landlord may apply amounts collected from the Transferee to any unpaid rent; (e) once the Landlord’s consent is given, the Transfer must take place within sixty (60) days or the consent will expire and the Transfer may not take place unless the Tenant again complies with Article 7 and (f) the Tenant will reimburse any out of pocket expenses incurred by the Landlord during its review of the Tenant’s request for a Transfer, including legal costs on a solicitor-and-own-client basis and, in addition, will pay to the Landlord reasonable fees for the preparation of the legal documentation evidencing the Landlord’s consent to the Transfer.

7.3	Additional Terms Respecting Transfers

a)

Acceptance by the Landlord of Rent or other payments by a Transferee is not, (i) a waiver of the requirement for the Landlord to consent to the Transfer, (ii) the acceptance of the Transferee as Tenant, or (iii) a release of the Tenant from its obligations under this Lease.

b)	No part of the Leased Premises or this Lease will be listed or advertised by the Tenant or any other Person for the purpose of a Transfer, without the Landlord’s prior written consent.

c)	Any documents evidencing the Landlord’s consent to the Transfer and the matters set out in Section 7.2 will be prepared by the Landlord.

d)

The Released Persons will not be liable for any claims, actions, damages, liabilities or expenses of the Tenant or any Transferee arising out of the Landlord delaying or withholding its consent to any Transfer and the Tenant’s only recourse will be to bring an application for a declaration that the Landlord must grant its consent to the Transfer.

e)

In the event of any Transfer by the Tenant by virtue of which the Tenant receives a rent in the form of cash, goods or services from the Transferee which is greater than the Rent payable hereunder to the Landlord, the Tenant will pay such excess to the Landlord in addition to all Rent payable under this Lease, and such excess rent shall be deemed to be further Additional Rent payable hereunder.

7.4	Sale by the Landlord

If the Landlord transfers or disposes of any part of the Building or the Lands or all or part of the Landlord’s interest under this Lease, then to the extent that the transferee or disposee agrees with the Landlord to assume the Landlord’s obligations under this Lease, the Landlord will be released from them, except for the existing defaults as of the date of the transfer or disposition.

7.5	Subordination and Attornment

This Lease is subordinate to every existing and future mortgage, charge, trust deed, financing, refinancing or collateral financing against the Leased Premises or the Building and any renewals or extensions of or advances under them (collectively “Encumbrances”). The Tenant will, on request, attorn to and recognize as landlord the holder of any such Encumbrances or any transferee or disposee of the Building or of an ownership or equity interest in the Building. The Tenant shall not unduly delay the signing and delivery of any reasonably requested postponement, subordination or attornment document.

7.6	Status Statement

Within ten (10) days after the request, the Tenant will sign and deliver to the Landlord or to any Person with or proposing to take an interest in all or part of the Building, a status statement or certificate stating that this Lease is in full force and effect, any modification to this Lease, the commencement and expiry dates of this Lease, the date to which Rent has been paid, the amount of any Pre-Paid Rent or Deposit, listing any alleged existing defaults by the Landlord or set-offs by the Tenant and the particulars thereof and any other information reasonably required by the Person requesting the certificate.

ARTICLE 8

DEFAULT

8.1	Right to Re-enter

a)

If an Event of Default occurs, (i) the full amount of the current month’s and the next three (3) months’ installments of Rent (calculated according to Section 8.1b)) and GST will immediately be due and payable, and (ii) the Landlord may without notice or any form of legal process whatsoever forthwith re-enter and repossess the Leased Premises. if the Landlord becomes entitled to re-enter then, at the Landlord’s option to be exercised by written notice to the Tenant, the Landlord can forthwith terminate this Lease and all of the Tenant’s rights under it will terminate without prejudice to the Landlord’s right to recover any arrears of Rent and damages for any previous breach by the Tenant of this Lease. Despite any termination for an Event of Default, the Landlord may sue the Tenant for damages, including loss of future Rent as a result of this Lease being prematurely terminated and the cost of recovering the Leased Premises. If any legal proceedings are instituted because of an Event of Default, the Tenant will pay the Landlord’s expenses, including legal fees on a solicitor and client basis.

Upon termination, the Tenant will promptly (and in any case within ten (10) days after written notice requiring it to do so) remove all of its property from the Leased Premises, or the Landlord may at any time remove all or part of the property from the Leased Premises and store it in a public warehouse or elsewhere at the cost of the Tenant. Despite anything to the contrary, the Landlord will not be responsible for loss or damage to any of the Tenant’s property regardless of how the loss or damage is caused, even if by negligence. If the Tenant fails to remove its property as required, or if it fails to pay the Landlord’s costs of removal and storage within ten (10) days after written notice specifying those costs, the Tenant will be considered to have abandoned its property and the Landlord will be entitled to remove it at the Tenant’s cost or retain or sell or dispose of it for the Landlord’s own benefit.

b)

If the Landlord terminates this Lease for an Event of Default, then for the purpose of calculating future Rent, the annual Rent will be calculated under this Lease over the balance of the Term, assuming a five (5%) percent increase in Additional Rent, year over year, for the remainder of the Term.

8.2	Landlord May Cure the Tenant’s Default

If the Tenant defaults in the payment of money that is required under this Lease to be paid to a third party, the Landlord may, after five (5) days’ notice to the Tenant, pay all or part of the amount payable. If the Tenant otherwise defaults under this Lease the Landlord may give the Tenant at least ten (10) days’ prior notice (except that no notice will be required in an emergency) and if the Tenant does not, within such a period, commence diligently and then proceed diligently to cure the default, the Landlord may perform or cause to be performed all or part of what the Tenant failed to perform. Then Tenant will pay to the Landlord on demand, the Landlord’s expenses incurred under this Section 8.2, plus the Supervision Fee.

8.3	Application of Money

The Landlord may apply amounts received from or due to the Tenant against amounts due and payable under this Lease, even if otherwise requested by the Tenant, unless the Tenant can satisfactorily demonstrate to the Landlord, acting reasonably, that an account is in fact not due and payable. Payment by the Tenant or receipt by the Landlord of less than the required monthly payment of Rent is on account of the earliest stipulated Rent. An endorsement or statement on a cheque or letter accompanying a cheque or payment as Rent is not an acknowledgment of full payment, and the Landlord may accept and cash the cheque or payment without prejudice to its right to recover the balance of the Rent or pursue its other remedies.

8.4	Remedies Generally

The remedies under this Lease are cumulative and may be exercised independently or in combination with others. No remedy is exclusive or dependant on any other remedy. The specifying or use of a remedy under this Lease does not limit rights to use other remedies available at law generally. The Tenant agrees that any breach by the Landlord under this Lease can be adequately compensated in damages.

8.5	Distress for Rent in Arrears

Notwithstanding any statute now or hereafter in force limiting or abrogating the right of distress, none of the Tenant’s goods, chattels or trade fixtures on the Leased Premises at any time during the continuance of the Term shall be exempt from levy by distress for Rent in arrears, whether at that time on or off of the Leased Premises and, upon any claim being made for such exemption by the Tenant or on distress being made by the Landlord, this agreement may be treated as an estoppel against the Tenant and any action brought to test the right to levying upon any such goods as are named as exempted in any such statute, the Tenant hereby waiving all and every benefit it could or might have had under and by virtue of such statute but for this Lease. Any goods seized by distress may be sold by public or private sale. The Landlord shall have all of the same remedies, including distress, for recovery of any amounts that become owing by the Tenant to the Landlord pursuant to this Lease in addition to Rent, all such amounts being deemed rent for this purpose.

ARTICLE 9

ENVIRONMENTAL MATTERS

9.1	Definitions

For the purpose of the Lease and, in particular, this Section:

a)

“Environmental Laws” means all federal, provincial and municipal laws, regulations, by-laws, standards, requirements, ordinances, codes, policies, guidelines, Orders, Notices, Permits and directives pertaining to the protection, conservation, utilization, impairment or degradation of the Environment in effect from time to time;

b)	“Environment” includes air, land, groundwater and surface water;

c)

“Governmental Authority” means any federal, provincial or municipal parliament, legislature, or any regulatory body, agency, ministry, department, commission or board, or any court or any other law, regulation or rule-making entity, having or purporting to have jurisdiction, or any Person purporting to act under the authority of any of the foregoing or any other authority charged with the administration or enforcement of Environmental Laws;

d)	“Notice” means any citation, directive, Order, inspection, proceeding, judgment or other communication, written or oral, actual or threatened;

e)	“Order” means any order, decision, decree, judgment, ruling, claim or the like from or by any Governmental Authority under any Environmental Laws;

f)	“Permit” means any permit, certificate, authorization, licence, right or exemption or the like issued or granted by any Governmental Authority pursuant to or under any Environmental Laws;

g)	“Release” includes any release, discharge, emission, disposal or dumping into or within the Environment.

9.2	Covenants

a)	Compliance with Environmental Laws

The Tenant shall comply and cause its employees, agents, contractors and those for whom it is responsible to comply with all Environmental Laws (including, without limiting the generality of the foregoing, obtaining any required Permits) relating to the Leased Premises and the Lands or the use thereof by the Tenant or those acting under its authority or control.

b)	Inspection

The Tenant shall permit the Landlord, its officers, employees, consultants, authorized representatives and agents to (i) inspect the Leased Premises and the Tenant’s operations; (ii) conduct tests and environmental assessments; (iii) remove samples from the Leased Premises; (iv) examine and photocopy any documents or records relating to the Leased Premises; and (v) interview the Tenant and its employees, agents, contractors and those for whom it is responsible; all at such reasonable times and intervals as the Landlord may desire.

c)	Use of Hazardous Substances

The Tenant shall not use the Leased Premises, or permit them to be used, to utilize, manufacture, store, produce or process any Hazardous Substance with the exception of those listed in Schedule “F” and except as permitted in writing by the Landlord to be brought into the Leased Premises or onto the Lands or the Park and in compliance with all Environmental Laws.

d)	Notice to the Landlord

The Tenant shall promptly notify in writing both the Landlord and the proper Governmental Authority, of any Release occurring upon the Leased Premises, the Lands or the Park.

e)	Removal of Hazardous Substances

The Tenant shall, promptly on demand remove all non-permitted Hazardous Substances used or Released by the Tenant or brought onto the Leased Premises, the Lands or the Park by the Tenant or those acting under its authority or control. For greater certainty, the foregoing obligation of the Tenant shall include, without limitation, the responsibility to remove any Hazardous Substances which have, as a result of the operations of the Tenant or any other Person acting under its authority or control, become affixed to, permeated or accumulated on or within any structures forming part of the Building or the Lands or the Park.

f)	List of Hazardous Substances

Attached as Schedule “F” is a list of all material Hazardous Substances that the Tenant will use at the Leased Premises. This list will be updated and submitted to the Landlord annually on the anniversary date of the Commencement Date.

g)	Audit Report

Upon the request of the Landlord during the Term or any extension thereof or four (4) months preceding the calendar month in which the Term or any extension thereof expires, as the case may be, the Tenant shall provide to the Landlord an independent audit report, in form and substance and from qualified experts approved by the Landlord, acting reasonably, regarding Hazardous Substances on, under or about the Leased Premises and the Lands. Should such report reveal that no Hazardous Substances were found on, under or about the Leased Premises or the Lands that were Released by the Tenant or its employees, agents, invitees or contractors, the costs of the report shall then be borne by the Landlord and, if the report reveals the presence of any Hazardous Substances on, under or about the Leased Premises or the Lands that were Released by the Tenant or its employees, agents, invitees or contractors, the cost of the report shall then be borne by the Tenant.

h)	Remedial Action

Upon the demand by any Governmental Authority or the Landlord requiring that removal, cleanup, remedial or corrective action be undertaken either because of the presence, introduction, deposit, Release, emission, leak, spill or discharge of Hazardous Substances at the Leased Premises, the Lands or the Park during the Term or which is otherwise caused by the Tenant’s operations, occupation or use of the Leased Premises, the Lands or the Park, the Tenant shall promptly at its own expense take all action necessary to carry out a full and complete removal, cleanup, remedial or corrective action. No action by the Landlord and no attempt by the Landlord to mitigate its damages under any law shall constitute a waiver or release of the Tenant’s obligations hereunder and the Tenant shall indemnify and save harmless the Landlord from all costs and expenses incurred by the Landlord pursuant to this Lease and in respect of the Hazardous Substances and from all other damages suffered by the Landlord by reason of the Tenant’s actions or default hereunder. The Tenant’s obligations and liabilities hereunder shall survive the expiration or sooner termination of this Lease.

ARTICLE 10

GENERAL PROVISIONS

10.1	Net Lease

a)

This Lease is an absolutely Net Lease to the Landlord. Except as otherwise provided in this Lease, the Landlord is not responsible for any costs relating to the Leased Premises, the Building, the Lands or the Park, or the Leased Premises’ use, occupancy or contents, or the business carried on in it, and the Tenant will pay all charges, impositions, costs and expenses relating to the Leased Premises except as otherwise provided in this Lease.

b)

The Tenant will pay GST on Rent and any other GST imposed by the applicable legislation on the Tenant in respect of this Lease, in the manner and at the times directed by the applicable legislation. The Landlord will have all of the same remedies and right of recovery for it as it has for non-payment of Rent.

10.2	Landlord and Representatives to Act Reasonably and in Good Faith

In making a determination, calculation, estimate or allocation or in granting any consent or approval under this Lease, the Landlord will act reasonably and in good faith, subject to the specific provisions of this Lease. Each accountant, architect, engineer, surveyor or other professional Person employed or retained by the Landlord will act in accordance with the applicable principles and standards of the Person’s profession.

10.3	Entire Agreement and General Interpretation

This Lease includes any Schedules and riders attached to it. There are no covenants, promises, agreements, representations, warranties, conditions or understandings, either oral or written, between the parties concerning this Lease, the Leased Premises, the Building, the Lands or any other related matter, except those that are set out in this Lease. No amendment or addition to this Lease is binding upon the Landlord or the Tenant unless it is in writing and signed by the Tenant and the Landlord. Each obligation under this Lease is a covenant. The captions, section numbers, article numbers and Table of Contents do not define, limit, construe or describe the scope or intent of the sections or articles. The use of the neuter singular pronoun to refer to the Tenant is a proper reference even though the Tenant is an individual, a partnership, a Corporation or a group of two or more individuals, partnerships or corporations. The grammatical changes needed to make the provisions of this Lease apply in the plural sense when there is more than one tenant and to corporations, associations, partnerships or individuals, males or females, are implied. Wherever the word “including” is used it is intended to mean “including but not limited to”, and “includes” has a corresponding meaning. This Lease will be governed by the laws of Canada and the Province in which the Building is located. Time is of the essence of this Lease. The Landlord and the Tenant agree that this Lease creates a relationship of landlord and tenant only and specifically does not create not constitute a partnership between them.

10.4	Severability

If a part of this Lease or the application of it is unenforceable or illegal to any extent, that part: (i) is independent of and severable from the remainder of this Lease, and its unenforceability or illegality does not affect the remainder of this Lease; and (ii) continues to be enforceable to the fullest extent permitted by law. No part of this Lease will be enforced against a Person, if, or to the extent that by doing so, the Person is made to breach the law, rule, regulation or enactment.

10.5	Overholding

The Lease shall automatically and without notice terminate on the last day of the Term or any extension thereof and the occupancy of the Leased Premises by the Tenant after that date shall not have the effect of extending or renewing the Lease for any period of time, whether by way of tacit renewal or otherwise. The Tenant shall in such case be deemed to be occupying the Leased Premises against the will of the Landlord, who shall have the right to avail itself of any and all recourses provided by law to evict the Tenant and claim for damages.

Notwithstanding the foregoing, if the Tenant remains in possession of the Leased Premises after the Term, the Tenant will occupy the Leased Premises as a month to month tenant. The monthly Rent, payable in advance on the first day of each month, will be equal to the total of: (a) twice the Base Rent payable for the last month of the Term and (b) the Additional Rent payable for the last month of the Term. All of the other provisions of this Lease will apply as far as they can to a monthly tenancy, with any necessary modifications being assumed.

10.6	Successors

This Lease applies to the successors and assigns of the Landlord and the heirs, executors, administrators and permitted successors and permitted assigns of the Tenant. If there is more than one Tenant, or more than one Person comprising the Tenant, each is bound jointly and severally by this Lease.

10.7	Waiver

The waiver by the Landlord or the Tenant of a default under this Lease is not a waiver of any subsequent default. The Landlord’s acceptance of Rent after a default is not a waiver of any preceding default under this Lease even if the Landlord knows of the preceding default at the time of acceptance of the Rent. No obligation or term of this Lease will be considered to have been waived by the Landlord or the Tenant unless the waiver is in writing.

10.8	Notices

Any notice, citation, directive, Order, inspection, proceeding, Judgment or other communication, written or oral, actual or threatened; any demand, consent or request (a “Notice”) under this Lease will be in writing and will be delivered in person, by courier, or sent by registered mail postage prepaid and addressed: (a) if to the Landlord, at the address specified in Paragraph #1 of the Basic Terms or to such other Person at any other address that the Landlord designates by Notice; and (b) if to the Tenant, at the Leased Premises or such other address otherwise specified in Paragraph #2 of the Basic Terms (if any), or, at the Landlord’s option, at the address of any designated agent of the Tenant (when Tenant is a Corporation).

A Notice will be considered to have been given or made on the day that it is delivered, or, if mailed, provided postal service is not, or is not expected to be interrupted, three (3) days after the date of mailing. If there is more than one Tenant, it will suffice if the Landlord delivers or mails a Notice to only one of them. Service by electronic means (such as e-mail or facsimile) is not deemed to be valid service of Notice.

10.9	Registration

This Lease or any assignment or sublease or other document evidencing an interest of the Tenant or any other party in this Lease or the Leased Premises shall not be registered against title to the Lands. However, the Tenant may register a notice of lease or caveat describing the parties, the term, and options to renew, if any, but not the Rent or other financial details of this Lease and then only after the form and terms of such notice of lease or caveat have been approved in writing by the Landlord, the whole at the cost of the Tenant, including the cost of registration and providing a copy of such registration to the Landlord. The Tenant agrees that within thirty (30) days after the expiry of this Lease, the Tenant shall provide the Landlord with written proof that the notice of lease or caveat registered against title to the Lands has been removed.

10.10	Secured Claims

The Tenant will ensure that no Secured Claim is registered or filed against: (a) any part of the Building or the Lands; (b) the Landlord’s or any Mortgagee’s interest in any part of the Building or the Lands; or (c) the Tenant’s interest in the Leased Premises or any of the leasehold improvements in the Leased Premises; by any Person claiming by, through, under or against the Tenant or its contractors or subcontractors. If a Secured Claim is registered or filed and the Tenant falls to promptly discharge it after receipt of notice from the Landlord, the Landlord may discharge the Secured Claim or notice of it by paying the amount claimed to be due into court (together with whatever additional amounts are required to be paid into court to obtain its removal) or directly to the holder of the Secured Claim and the Tenant will pay to the Landlord on demand all costs (including legal fees) incurred by the Landlord in connection with the Secured Claim, plus the Supervision Fee.

10.11	Rules and Regulations

The Tenant will comply with the Rules and Regulations passed and revised by the Landlord from time to time (“Rules and Regulations”). However, the Tenant will not be responsible for complying with any Rules and Regulations beyond those contained in Schedule “E”, unless notice of them is first given to the Tenant. No Rules and Regulations will be enforced against the Tenant in a discriminatory manner or impose any charge or payment on the Tenant which is not expressly provided for in this Lease.

10.12	Indemnifier

The Tenant shall deliver to the Landlord, on or before the execution of this Lease by the Tenant, the Landlord’s standard form of indemnity agreement duly executed by the Indemnifier, if any.

10.13	Force Majeure

Despite anything to the contrary, if the Landlord or the Tenant is, in good faith, prevented from doing anything required by this Lease because of Force Majeure, the doing of the thing is excused for the period of the Force Majeure and the party prevented will do what was prevented within the required period after the Force Majeure, but this does not excuse either party from payment of amounts they are required to pay at the times specified in this Lease.

10.14	Acceptance of Lease

The Tenant accepts this Lease of the Leased Premises to be held by it as Tenant, subject to the terms set out in this Lease.

10.15	Broker

The Tenant represents and warrants that no broker, agent or other intermediary introduced the parties or negotiated or was instrumental in negotiating or consummating this Lease, with the exception of the broker, if any, indicated in Paragraph #16 of the Basic Terms, whose commission shall be paid by the Landlord, and the Tenant shall indemnify and hold the Landlord harmless from and against any claim made by any other broker, agent or other intermediary.

10.16	Limited Recourse

The recourse of the Tenant against the Landlord shall be limited to the Landlord’s interest in the Lands and Building. The Tenant shall have no recourse to any other assets of the Landlord, nor to any claim against any beneficial owner, limited partner or unit holder, directly or indirectly, of the Landlord.

10.17	Parking

The Tenant shall have the right to use the parking facilities located on the Lands in the manner described in Paragraph #16 of the Basic Terms.

The Landlord and any Person authorized by the Landlord shall have the right without unduly interfering with the Tenant’s business to relocate or alter parking areas,

driveways and access ramps from time to time as the Landlord may desire including the reduction, increase or change of the size and location thereof provided always that access to and from the Leased Premises are at all times available during the business hours of the Building established by the Landlord.

The Tenant specifically covenants and agrees that the Landlord shall not be responsible for any damage whatsoever which may be caused to any vehicles or contents thereof belonging to the Tenant, its employees, invitees and guests while any such vehicle is in or about the parking facilities. It is expressly agreed that the Tenant’s vehicle(s) is/are upon the parking facilities at the Tenant’s sole risk and that the Landlord shall not be responsible for any theft, loss or damage to any such vehicles, accessories or equipment, or to any goods, merchandise, effects, or contents contained therein, nor for damage or destruction by fire in whole or in part howsoever caused.

10.18	Confidentiality

The Tenant shall not disclose to any Person, the financial or any other terms of this Lease, except to its professional advisers, consultants and auditors, if any, and except as required by law.

THE PARTIES HAVE SIGNED BELOW to indicate their agreement.

TENANT:	DIRTT ENVIRONMENTAL SOLUTIONS LTD.

	Per:	/s/ Miles Nixon
Name: Miles Nixon
Title: VP Finance

Per:
Name:
Title:

I/We have the authority to bind the Corporation

LANDLORD:	DUNDEE INDUSTRIAL TWOFER (GP) INC.
by its manager
Dundee Realty Management Corp.

	Per:	/s/ Yanick Frappier
Yanick Frappier
V.P. Western industrial

I have the authority to bind the Corporation

SCHEDULE “A”

PLAN OF LEASED PREMISES

SCHEDULE “B”

DESCRIPTION OF LANDS

FIRST

PLAN 751LK

BLOCK 4

LOT 9

CONTAINING 0.902 HECTARES (2.23 ACRES) MORE OR LESS

EXCEPTING THEREOUT ALL MINES AND MINERALS

SECOND

PLAN 751LK

BLOCK 4

LOT 10

CONTAINING 0.874 HECTARES (2.16 ACRES) MORE OR LESS

EXCEPTING THEREOUT ALL MINES AND MINERALS

SCHEDULE“C”

LANDLORD’S WORK

The Landlord’s Work, as set out below, shall be performed by Landlord at its cost in the Premises, on a “once only” basis. Such Landlord’s Work shall be completed on the later of: 30 business days after receipt by Landlord of the Lease duly executed by Tenant in a form accepted by Landlord together with Tenant’s architectural plans and specifications, and October 31, 2013.

The Landlord’s Work is as follows:

1.

Install a new fire alarm system at the Building with an engineered design system to meet current code requirements as per the PDS fire protection Inc. quote dated May 15, 2013. The fire alarm system will include but not limited to the following:

a)	New notlfier 640 panel c/w 2 loops and additional power supply;
b)	Manual pull stations at all exit doors and at the top of all stairs:
c)	Horn and Strobes at all exits under mezzanines and in each 2nd floor areas;
d)	Connection of all sprinkler, existing paint booths, and kitchen hood systems;
e)	Approximately 30 heat detectors in non-sprinkled area; and
f)	Approximately 30 horn and strobes in the centre of existing production area.

SCHEDULE “D”

PRE-AUTHORIZED DEBIT (PAD) ENROLLMENT FORM

    Tenant Information:

Tenant Name:
Contact Person:
Address:
City:	Postal Code:	Telephone:

    Bank Account Information:

Financial Institution:
Contact Person:
Address:
City:	Postal Code:	Telephone:
Bank # (3 characters):	Transit # (5 characters):	Account #:

NOTE: Please enclose a blank cheque marked “VOID” with this form

TERMS AND CONDITIONS FOR PAD SERVICE

Beneficial Owner shall be known as the “Payee”. The bank account holder(s) shall be known as “Payor”. The “Processing Institution” shall be known as the financial institution listed by the Payor.

I/We acknowledge that this authorization is provided for the benefit of the Payee and the Processing Institution and is provided in consideration of the Processing Institution agreeing to process debits against my account in accordance with the rules of the Canadian Payments Association.

1.	Valid Signing Authority

I/We warrant and guarantee that all persons whose signatures are required to sign on this account have signed this agreement below.

2.	Authority to Debit Account

I/We hereby authorize the Payee to draw on the Payor’s account number with the Processing Institution for monthly charges as per the rental invoice.

3.	Cancellation of Authorization

The Payor may cancel this authorization at any time upon notice. I/We acknowledge that in order to revoke this authorization, I/We must provide notice of revocation to the Payee care of Triovest Realty Advisors Inc.

4.	Acceptance of Delivery of Authorization

I/We acknowledge that provision and delivery of this authorization to the Payee constitutes delivery by the Payor to the Processing Institution. Any delivery of this authorization to you constitutes delivery by the Payor.

5.	Processing Date

The transaction will occur on the first business day of the month.

Effective:        I        I         I        for the amount of $

6.	Account Information

The account that the Payee is authorized to draw upon is indicated on the front of this form. A specimen cheque for this account has been marked “VOID” and attached to this authorization. I/We undertake to inform Triovest Realty Advisors Inc., in writing, of any change in the account information provided in this authorization prior to the next due date of the PAD.

7.	Validation by Processing Institution

I/We acknowledge that the Processing Institution is not required to verify that a PAD has been issued in accordance with the particulars of the Payor’s authorization including, but not limited to, the amount. I/We acknowledge that the Processing Institution is not required to verify that any purpose of payment for which the PAD was issued has been fulfilled by the Payee as a condition to honoring a PAD issued or caused to be issued by the Payee on the Payor’s account.

8.	Contract for Goods or Services

Revocation of this authorization does not terminate any contract for goods and services that exists between that Payor and the Payee. The Payor’s Authorization applies only to the method of payment and does not otherwise have any bearing on the contract for goods or services exchanged.

9.	Payor’s Right of Dispute

A Payor under the following conditions may dispute a PAD:

(i)	the PAD was not drawn in accordance with Payor’s Authorization; or
(ii)	the authorization was revoked; or
(iii)	pre-notification was not received.

The Payor, in order to be reimbursed, acknowledges that a declaration to the effect that either (i), (ii) or (iii) took place, must be completed and presented to the branch of the Processing Institution holding the Payor’s account up to and including 10 business days after the date on which the PAD in dispute was posted to the Payor’s account.

I/We read and agree with Terms and Conditions for Pre-Authorized Debit.

Authorized Signature:	Authorized Signature:
(Please print name)	(Please print name)

Date:	Date:

SCHEDULE “E”

RULES AND REGULATIONS

1.

The Tenant shall not use the sidewalks, driveways and parking areas surrounding the Building for any other purpose than for ingress and egress to the Leased Premises and for parking facilities. The Tenant shall not place or allow to be placed upon the Common Elements any waste paper, garbage or refuse or any other thing whatsoever that shall tend to make them appear unclean, untidy or filthy, and no vehicle shall be repaired on or about the Common Elements or left overnight.

2.

The water closets and other water apparatus shall not be used for any other purpose other than those for which they were constructed, and no sweepings, rubbish, rags, ashes or other substances shall be thrown therein, and any damage resulting to them from misuse shall be borne by the Tenant by whom or by whose employee the damage was caused.

3.

In the event that the Landlord provides and installs a Public Directory Board inside and/or outside the main entrance to the Building, the Tenant’s name or names shall be placed on the said Board at the expense of the Tenant, same to be charged to the Tenant in the month’s bill for Rent rendered, and shall be recoverable as Additional Rent.

4.

If any sign, advertisement or notice shall be inscribed, painted or affixed by the Tenant on or to any part of the said Building whatsoever, then the Landlord shall be at liberty to enter on said Building and pull down and take away any such sign, advertisement or notice, and the expense thereof shall be payable by the Tenant.

5.

No safes, machinery, equipment, heavy merchandise or anything liable to injure or destroy any part of the Building shall be taken into it without the consent of the Landlord in writing, and the Landlord shall in all cases retain the power to limit the weight and indicate the place where such safe or the like is to stand, and the cost of repairing any and all damage done to the Building by installing or removing such safe or the like, or during the time it is installed or on the Leased Premises shall be paid for on demand by the Tenant who so causes it. The Tenant shall not load any floor beyond its reasonable weight carrying capacity as set forth in the municipal or other codes applicable to the Building.

6.

The Tenant shall not install or erect any receiving or transmitting antennas, dish or similar devices on the roof or any exterior walls of the Building or on the Lands without obtaining the prior written consent of the Landlord.

7.	No animals shall be kept in or about the Leased Premises.

8.	The Tenant shall maintain the Leased Premises free of insects, rodents, vermin and other pests.

9.

If the Tenant desires facsimile or telephone, call bell or other private signal connections, the Landlord reserves the right to direct the electricians or their workers as to where and how the wires are to be introduced and without such directions no boring or cutting for wires shall take place. No others wires of any kind shall be introduced without the prior written consent of the Landlord.

10.	No one shall use the Leased Premises for sleeping apartments or residential purposes.

11.	The Tenant must observe strict care not to allow the windows or doors of the Leased Premises to remain open so as to admit rain or snow, or so as to interfere with the heating of the Building. If the Tenant neglects this rule, it will be responsible for any damage caused to the property of the other tenants or to the property of the Landlord. The Tenant, when closing offices for business, day or evening, shall close all windows and lock all doors.

12.

The Tenant shall give to the Landlord prompt written notice of any accident or any defect in the water pipes, gas pipes, heating apparatus, or electric light, or other wires in any part of said Building.

13.	No offensive odors shall be released by the Tenant’s operation so as to affect the enjoyment of any other tenants in or around the Building.

14.

Nothing shall be placed on the outside of windows or projections of the Leased Premises. No air-conditioning equipment shall be placed at the windows of the Leased Premises without the consent in writing of the Landlord.

15.

All glass, locks and trimmings in or upon the doors or windows of the Leased Premises shall be kept whole and whenever any part thereof shall become broken, the same shall be immediately replaced or repaired under the direction and to the satisfaction of the Landlord, and such replacements and repairs shall be paid for by the Tenant.

16.	No heavy equipment of any kind shall be moved within the Building without skids being placed under the same, and without the consent of the Landlord in writing.

17.	No person may enter upon the roof of the Building and any person entering upon the roof does so at their own risk.

18.	The Tenant shall not install cooking apparatus except in a portion of the Building rented for that purpose.

19.

The Landlord shall have the right to make such other and further reasonable rules and regulations and to alter, amend or cancel all rules and regulations as in its judgment may from time to time be needed for the safety, care and cleanliness of the Building and for the preservation of good order therein and the same shall be kept and observed by the Tenant, and its employees. The Landlord may from time to time waive any of such rules and regulations as applied to particular tenants and is not liable to the Tenant for breaches thereof by other tenants.

20.	There shall be no smoking permitted in the Leased Premises at any time.

2

SCHEDULE “F”

TENANT’S LIST OF HAZARDOUS SUBSTANCES

To be provided by Tenant and approved by Landlord prior to the Commencement Date, if any

SCHEDULE “G”

TENANT’S LEASEHOLD IMPROVEMENTS

To be provided by Tenant and approved by Landlord prior to the Commencement Date, if any

Extension

LEASE AMENDING AGREEMENT

THIS AGREEMENT made as of the 21st day of October 2016

B E T W E E N:

DREAM INDUSTRIAL TWOFER (GP) INC.
(hereinafter called “Landlord”)

- and -

DIRTT ENVIRONMENTAL SOLUTIONS LTD.
(hereinafter called “Tenant”)

WHEREAS:

A.        By a lease dated November 5, 2013 between Dundee Industrial Twofer (GP) Inc., as landlord, and Tenant (the “Lease”), Dundee Industrial Twofer (GP) Inc. leased to Tenant for a term of five (5) years commencing April 1, 2015 and expiring March 31, 2020 (the “Term”) certain premises comprising an area of approximately [***] square feet of Rentable Area, designated as Units B, E, & F – H (the “Premises”), as further described in the Lease, in the building municipally located at 7504 – 30 Street SE, Calgary, Alberta (the “Building”);

B.        Effective August 14, 2014, Dundee Industrial Twofer (GP) Inc. changed its name to Dream Industrial Twofer (GP) Inc.; and

C.        Landlord and Tenant have agreed to extend the Term of the Lease for a further period of two (2) years and ten (10) months commencing on April 1, 2020 and expiring January 31, 2023, and to amend certain other provisions of the Lease.

NOW THEREFORE this agreement witnesses that in consideration of the covenants and agreements herein contained (the receipt and sufficiency of which is hereby acknowledged) the parties hereto covenant and agree with each other as follows:

1.

Interpretation: The recitals are true in fact and in substance. Except as otherwise expressly provided in this Agreement the terms used herein shall have the meanings attributed to them in the Lease. Terms defined herein, including in the recitals, will be incorporated by reference into the Lease unless there is something in the subject matter or context inconsistent therewith.

2.

Extended Term: The Term of the Lease shall be and is hereby extended for a further period of two (2) years and ten (10) months (the “Extended Term”) commencing on April 1, 2020 and expiring on January 31, 2023.

3.	Use: Tenant shall use the Premises throughout the Extended Term only as provided in the Lease.

4.

Additional Rent: During the Extension Term, the Lease shall be fully net to Landlord. In addition to the payment of Base Rent, Tenant shall pay to Landlord Additional Rent as provided for and in accordance with the Lease

5.

Rent Payments: Tenant shall make all payments of Base Rent and Additional Rent by way of pre-authorized debit (PAD) installments in advance on the first day of each month commencing on the Extended Term, in accordance with the Lease. Tenant shall complete all forms requested by Landlord and shall provide any information required for such PAD payments, prior to the Extended Term.

6.	Deposit: Landlord and Tenant acknowledge that Landlord holds a security deposit of $35,000.00 which shall be held and applied by Landlord in accordance with the Lease.

7.

Condition of Premises: The Premises will be in “as is” condition, with the exception of the work to be completed by Landlord as outlined in Landlord’s work herein. Tenant shall be responsible at its own expense for any modifications or renovations within the Premises, subject to the prior approval of the Landlord and the general procedures outlined in the Lease.

8.	The Lease shall be amended by deleting section 1. Landlord, of Basic Terms, in its entirety and replacing with the following:

“1. LANDLORD:	Dream Industrial Twofer (GP) Inc., by its manager, Dream Industrial Management Corp., having a place of business at 734 – 7th Avenue S.W., Suite 400, Calgary, AB T2P 3P8”

9.	The Lease shall be amended by deleting section 7. Base Rent, of Basic Terms, in its entirety and replacing with the following:

“7. BASE RENT:	The Base Rent shall be paid monthly in advance by the Tenant on the Commencement Date and thereafter on the first day of each month and computed at the rate of:

Lease Years	Annual Rate (per square foot of Leasable Area of the Leased Premises) *	Annual Amount (plus GST)	Monthly Amount (plus GST)

April 1, 2015 to and including March 31, 2019	$[***]	$[***]	$[***]

April 1, 2019 to and including March 31, 2022	$[***]	$[***]	$[***]

April 1, 2022 to and including January 31, 2023	$[***]	$[***]	$[***]

10.	The Lease shall be amended by deleting section 17.1, Tenant’s Work, of Special Provisions of Basic Terms in its entirety and replacing with the following:

“17.1.	Tenant’s Work

The Tenant’s Work (to be performed by Tenant at its sole risk and cost) shall consist of constructing the leasehold improvements and doing all work required to open for business, all in accordance with the Lease, Landlord’s criteria and standards for the Building and in strict accordance with plans and specifications to be approved by Landlord before the commencement of any the Tenant’s Work. Prior to commencing any the Tenant’s Work, Tenant shall provide Landlord with an insurance certificate from its contractor’s insurer confirming builder’s risk and public liability coverage in an amount not less than $5,000,000 per occurrence and evidence that all required building and municipal permits and authorizations, if required, have been obtained. Tenant shall reimburse Landlord for any fees payable to Landlord to Landlord’s architect, engineers, and consultants for examination of Tenant’s plans and specifications and for inspection of Tenant’s Work.

The Tenant’s Work is as follows:

(1)

Invest $700,000.00 to $900,000.00 as part of a kitchen and cafeteria expansion. Landlord agrees that section 4.15(ii) of the Lease shall not apply to the kitchen and cafeteria expansion although any equipment in this expansion may be removed by Tenant at Tenant’s discretion.

(2)	Rectify plumbing issues in the main entrance washrooms which have been an issue since Tenant’s initial occupancy of the Leased Premises.

Landlord acknowledges that Tenant has recently completed the following work to the Leased Premises:

•	Installed LED lighting in approximately half of the Leased Premises.

•	Provided and installed air conditioning throughout the entire Leased Premises.

•	Provided and installed make up air units to service the Leased Premises.

•	Renovated, refreshed and/or upgraded all washrooms.

•	Replaced all six (6) unit heaters in the woodshop area to sealed units.

•	Renovated the mezzanine areas.

•	Upgraded power systems.

•	Installed two (2) new dock doors including levelers and automated openers.

•	Installed card access system throughout.

•	Installed video surveillance system throughout.”

11.	Section 17.5, Termination of Prior Lease, of Special Provisions of Basic Terms, has been satisfied and shall be deleted in its entirety.

12.	The Lease shall be amended by deleting subsection (ii) of section 4.15, Removal of Alterations and Restoration of Leased Premises, and replacing with the following:

“(ii)

at the Landlord’s option to be exercised by reasonable prior written notice to such effect, remove all (or part, as designated by Landlord) Alterations, including all office and built out areas, and excepting the mezzanine areas and any structural components related to the mezzanines, regardless of the condition of the Leased Premises at the Commencement Date of the Term, failing which all Alterations will be removed by the Landlord at the Tenant’s cost subject to a Supervision Fee. Tenant shall be responsible for all repairs/capping off of penetrations and/or venting resulting from restoration of the kitchen and cafeteria areas.”

13.	The Lease shall be amended by adding the following as a new paragraph at the end of section 4.15, Removal of Alterations and Restoration of Leased Premises:

“Notwithstanding the foregoing, the air-conditioning system and makeup air units (the “MUA’s) for the warehouse areas shall be considered Tenant’s trade fixtures and not an Alteration. Therefore Tenant shall have the responsibility to maintain, repair and replace these systems servicing the warehouse and be permitted to remove the MUA’s at the end of the extended Term and/or any subsequent renewals thereof. Tenant is responsible for all repairs/capping off of penetrations and/or venting resulting from the removal of such equipment.”

14.	The Lease shall be amended by deleting Section 5.5, Relocation, in its entirety.

15.	The Lease shall be amended to incorporate the Scheduled Roof Replacements as Schedule “A-1”, attached hereto.

16.	The Lease shall be amended by deleting Schedule “C”, Landlord’s Work, in its entirety and replacing with the following:

“The Landlord’s Work, as set out below, shall be performed by Landlord at its sole cost on a “once only” basis in the Premises. Tenant acknowledges Landlord and its contractors shall have the right to complete the Landlord’s Work, in common with the construction of Tenant’s Leasehold Improvements and Tenant shall exhibit best efforts to minimize interference to Landlord with the construction of the Landlord’s Work.

The Landlord’s Work is as follows:

(1)   Landlord has inspected all exterior doors (including all loading doors and man doors). The following work is to be completed:

•   Install brush weather seals on dock doors #1, 2, 5 and 6. Shim lips on dock levelers on dock doors #2 and 3. Replace dock seals on door #10, and replace side weather seals on doors #7, 9, 15 and 19 (to confirm, it has been agreed with the Tenant that only overhead doors that are being used will be serviced).

Completion Date: October 31, 2016
• Remove and replace weather stripping on 20 steel man doors and frames, as well as service pivots on 2 aluminum doors and replace one steel door and frame.	Completion Date: October 31, 2016

(2)   The parking area west of door P-15 often has standing water which does not flow north to the drain. Landlord will correct issue by grinding pavement to the nearest catch basin, resurfacing to create a slight swale to direct drainage.

Completion Date: October 31, 2016
(3) Repaint the metal railings and stairs at door	Completion Date: October 31, 2016

P-15.
(4) Install railings at door P-18.	Completion Date: October 31, 2016

(5) Cut back existing bushes outside door P-18 in order to accommodate regrowth in spring.	Completion Date: October 31, 2016

(6)   Renovate the internal staircase located approximately in the middle of the west side of the building to match the staircase at the north end of the building (requires removal of VCT tile and stair edge to be replaced with rubber molded stair/landing covering)

Completion Date: December 31, 2016

(7)   During rain events excessive water is building up at the rear of the building which could impact emergency exits/staircases. Landlord will install/repair/replace as necessary railings and stairs, as well as add gravel on the ground to ensure there is no gap between staircase and ground, for all rear doors that are in use as emergency exits.

Completion Date: February 28, 2017

(8)   Concrete on the exterior staircase landings has deteriorated and temporary steel plates have been installed which are not an adequate solution as Tenant does not deem this to be safe and/or presentable. Landlord shall provide a permanent fix such as resurfacing the concrete.

Completion Date: December 31, 2017

(9)   Landlord shall transform the three small green spaces on the west side of the building into usable outdoor sitting areas through levelling of landscaping or other means:

•   Landlord will remove grass mound along the west wall of the factory (exterior area from door P-6 to P-7) and replace pavers to create hardscaped usable area, including small retaining wall near staircase and planter.

•   Existing curb at door P-9 to P-10 to remain, however dirt to be removed and replaced with pavers to create hardscaped area.

•   Landlord will examine the last area along the new concrete side walk from P-10, P-11 and P-12 as the steep surfaces extend under the dust collectors.

•   Remove curb (grass peninsula) in front of door P-18, align new curb with existing

Completion Date for this section (9): December 31, 2017

curb and use hardscape materials to accommodate steep slope.

(10)   Remove small grass peninsula & curb just in front of the dust collectors, to allow for one more parking stall. Align new curb with existing curb. Use hardscape material to replace mulch along the steep slope.

Completion Date: December 31, 2017
(11) Improve/add parking lot lighting by adding two light posts in a location to be determined by the contractor.	Completion Date: December 31, 2017
(12) Replace 22 windows on the building.	Completion Date: December 31, 2017
(13) Undertake sectioned roof replacement as per annual plan as outlined on Schedule “A-l” attached hereto.	Completion Dates: as per Schedule “A-l” attached hereto.

Landlord will leave the northern most grassed curb area intact to remain as separation between DIRTT and Trans Freight McNamara’s parking assignments.”

17.

Ratification of Lease: Except as herein provided, the terms and conditions of the Lease shall continue in full force and effect and the Lease as extended and amended herein is hereby ratified and affirmed by each of Landlord and Tenant and shall be binding upon the parties hereto and their respective successors and permitted assigns.

18.

General: Time, in all respects, shall remain of the essence. The section headings in this Agreement have been inserted for convenience of reference only and shall not be referred to in the interpretation of this Agreement nor the Lease. This Agreement shall be interpreted according to and governed by the laws having application in the Province of Alberta.

-END OF TEXT ON THIS PAGE-

19.

Status of Manager: Tenant acknowledges that Dream Industrial Management Corp. (“DIMC”) has executed this Agreement solely in its representative capacity as property manager for Landlord and that DIMC shall have no personal liability under the provisions of this Agreement or the Lease. Subject to the foregoing, DIMC shall represent and act for and on behalf of Landlord for all purposes of this Agreement and the Lease.

IN WITNESS WHEREOF the parties hereto have executed this Agreement.

LANDLORD	DREAM INDUSTRIAL TWOFER (GP) INC., by its Manager, Dream Industrial Management Corp.

	Per:	/s/ Dave McLean
	Name:	Dave McLean
	Title:	VP, Portfolio Management

I have authority to bind the corporation

TENANT:	DIRTT ENVIRONMENTAL SOLUTIONS LTD.

	Per:	/s/ Derek Payne
	Name:	Derek Payne
	Title:	CFO

Per:
Name:
Title:

I have authority to bind the corporation

SCHEDULE “A-1”

SCHEDULED ROOF REPLACEMENTS